Exhibit 4.1
Credit Agreement
$500,000,000 AGGREGATE COMMITMENTS
DATED AS OF OCTOBER 20, 2008
AMONG
WEATHERFORD INTERNATIONAL LTD.
AND
PERSONS FROM TIME TO TIME BECOMING BORROWERS HEREUNDER
AS BORROWERS,
WEATHERFORD INTERNATIONAL, INC.,
AS GUARANTOR
UBS AG, STAMFORD BRANCH,
AS ADMINISTRATIVE AGENT,
BANK OF AMERICA, N.A.,
AS SYNDICATION AGENT,
WILLIAM STREET LLC
AS DOCUMENTATION AGENT,
THE LENDERS PARTY HERETO,
AND
UBS SECURITIES LLC
AND
BARCLAYS BANK PLC
AS JOINT-LEAD ARRANGERS
AND
BANK OF AMERICA, N.A.,
DEUTSCHE BANK AG NEW YORK BRANCH
AND
WILLIAM STREET LLC
AS CO-ARRANGERS

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EXHIBITS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Interest Election Request
EXHIBIT D	Form of Promissory Note
EXHIBIT E	[Intentionaly Omitted]
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Joinder Agreement
SCHEDULES

SCHEDULE 1.01B	Lenders
SCHEDULE 2.01	Commitments

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CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of October 20, 2008, is among:
(a)	Weatherford International Ltd., a Bermuda exempted company (“WIL” and together with any other Persons from time to time becoming Borrowers hereunder pursuant to Section 12.01(c), but excluding any Persons who from time to time cease to be Borrowers hereunder pursuant to Section 12.01(d), collectively, the “Borrowers”));

(b)	Weatherford International, Inc., a Delaware corporation (“WII” or the “Guarantor”);

(c)	UBS AG, Stamford Branch, as administrative agent for the other Lenders (in such latter capacity together with any other Person that becomes the Administrative Agent pursuant to Article X, the “Administrative Agent”); and

(d)	the banks and other financial institutions listed on the signature pages hereof under the caption “Lenders” (together with each other Person that becomes a Lender pursuant to Section 12.05, collectively, the “Lenders”).
ARTICLE I
DEFINITIONS; ACCOUNTING TERMS; INTERPRETATION
     SECTION 1.01. Definitions. As used in this Agreement the following terms shall have the following meanings:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined pursuant to Section 2.09(a).
     “Acquisition” means the acquisition by certain subsidiaries of WIL of Precision Drilling Corporation’s Energy Services Division and International Contract Drilling Division pursuant to that certain Stock Purchase Agreement dated as of June 6, 2005 by and between Precision Drilling Corporation and WIL.
     “Additional Credit Condition” exists on any date if, and only if, both (I) no “Default” (as such term is defined in the Existing Agreements) exists on such date and no “Event of Default” (as such term is defined in the Existing Agreements) exists on such date and (II) (a) the sum of (i) the aggregate principal amount of all “Borrowings” (as such term is defined in the Existing Agreements) outstanding on such date plus (ii) the aggregate “LC Exposure” (as such term is defined in the Existing Agreements) outstanding on such date equals (b) the greater of (1) $1,750,000,000 less the portion as of such date of the “Commitments” (as such term is defined in the Existing Agreements) that (x) prior to such date, a Borrower has properly requested to borrow under an Existing Agreement, (y) such Borrower was entitled pursuant to such Existing Agreement to have had funded before such date, and (z) has not been funded by a “Lender” (as such term is defined in such Existing Agreement) under an Existing Agreement (the

“Defaulting Lender Amount”) or (2) the aggregate “Commitments” (as such term is defined in the Existing Agreements) at such date less the Defaulting Lender Amount at such date.
     “Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.
     “Administrative Agent” has the meaning specified in paragraph (c) on page one.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Credit Agreement, as it may from time to time be further amended, modified, restated or supplemented.
     “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Margin” means the per annum rate of interest set forth in the definition of Applicable Rate under the heading “Applicable Margin”, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Applicable Rate” means, for any day, with respect to any Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the captions “Commitment Fee” or “Euro Applicable Margin” or

“ABR Margin”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

		Euro	ABR
Index	Commitment	Applicable	Applicable
Debt Ratings:	Fee	Margin	Margin
Performance Level I	.375%	2.00%	1.00%
Performance Level II	.500%	2.50%	1.50%
     For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established the same rating as the rating agency that has in effect a rating for the Index Debt; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Performance Levels, the Applicable Rate shall be based on the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when or whether notice of such change shall have been furnished by WIL to the Administrative Agent and the Lenders. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, WIL and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Approved Fund” has the meaning specified in Section 12.05.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.05) and accepted by the Administrative Agent, in the form of Exhibit A.
     “Assurance” means, as to any Person, any guaranty or other contingent liability of such Person (other than any endorsement for collection or deposit in the ordinary course of business) or obligations as an account party in respect of letters of credit, direct or indirect, with respect to any obligation of another Person, through an agreement or otherwise, including (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligation and (b) any agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligation, (ii) to purchase securities or to purchase, sell or lease property (whether as lessee or lessor), products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or non-delivery of the securities, property, products, materials or supplies, or transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation. The amount of any Assurance shall be an amount equal to the lesser of the stated or determinable amount of the primary obligation in respect of which such Assurance is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Availability Period” means, for each Lender, the period from the Effective Date to the earlier of the Maturity Date and the date of termination of the Commitments.
     “Bankruptcy Code” means the United States Bankruptcy Code, as the same may be amended and together with any successor statutes.
     “Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change in such corporate base rate is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
     “Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Board of Directors” means, with respect to any Person, the board of directors (or other governing body) of such Person (or of its (managing) general partner or managing member, as the case may be), or any committee thereof duly authorized to act on behalf of such board of directors (or other governing body).
     “Borrowers” has the meaning specified in paragraph (a) on page one.
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Minimum” means $2,000,000.
     “Borrowing Multiple” means $1,000,000.
     “Borrowing Request” means a request by a Borrower for a Loan in accordance with Section 2.02, which, if in writing, shall be substantially in the form of Exhibit B.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease” means, as to any Person, any lease in respect of which the rental obligation of such Person constitutes a Capitalized Lease Obligation.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including all common stock and preferred stock, common shares and preference shares, any limited or general partnership interest and any limited liability company membership.
     “Capitalized Lease Obligation” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.
     “Change of Control” means an event or series of events by which (a) in the case of WIL (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date) or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act in effect on the Effective Date) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Effective Date, except that a person or such group shall be deemed to have “beneficial ownership” of all shares that any such person or such group has the right to acquire without condition, other than the passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of WIL, except as a result of a Redomestication in which the Persons who were the shareholders of WIL immediately prior to such Redomestication continue to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of each class of WIL; (ii) the shareholders of WIL approve any plan of liquidation, winding up or dissolution of WIL, except in connection with a Redomestication of WIL; (iii) WIL conveys, transfers or leases all or substantially all of its assets to any Person except in connection with a Redomestication of WIL; or (iv) during any period of twelve consecutive months, individuals who, at the beginning of such period, constituted the Board of Directors of WIL (together with any new directors whose appointment or election by such Board of Directors or whose nomination for election by the shareholders of WIL, as applicable, was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose appointment, election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of WIL then in office, but excluding from the foregoing clause any change in the composition or membership of the Board of Directors of WIL resulting (i) from a Redomestication of WIL or (ii) from the addition thereto or removal therefrom of directors in connection with WIL’s compliance with the United States Sarbanes Oxley Act of 2002 or the rules and regulations of any stock exchange on which WIL’s securities are listed, pursuant to the recommendation of WIL’s legal counsel, (b) in the case of WII, except in a transaction permitted by Section 8.02, the Persons who are the shareholders of WII immediately prior to a transaction cease to own, after giving effect to such transaction, directly or indirectly, 100% of the issued and outstanding Capital Stock of each class of WII, or (c) in the case of HOC and/or WCM (to the extent it is a Borrower), except in a transaction permitted by Section 8.02, WIL or the New Parent ceases to own, after giving effect to such transaction, directly or indirectly, 100% of the issued and outstanding Capital Stock of each class of HOC or WCM, as the case may be.
     “Change of Control Event” means (a) the execution of any definitive agreement which when fully performed by the parties thereto, would result in a Change of Control; or (b) the commencement of a tender offer pursuant to Section 14(d) of the Exchange Act that would result in a Change of Control if completed.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Charges” has the meaning specified in Section 12.14.
     “Code” means the United States Internal Revenue Code of 1986, as amended, from time to time, and the regulations promulgated thereunder.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be (a) reduced from time to time pursuant to Section 2.05, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.05. The initial aggregate amount of the Lenders’ Commitments is $500,000,000.
     “Commitment Fee Rate” means the per annum rate of interest set forth under the heading “Commitment Fee”, in the definition of Applicable Rate, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt.
     “Commitment Percentage” means, as to any Lender, the percentage equivalent of a fraction, the numerator of which is the amount of such Lender’s Commitment, and the denominator of which is the aggregate amount of the Commitments of all Lenders.
     “Communications” has the meaning specified in Section 12.02.
     “consolidated” means any Person whose financial condition and results of operations are required in accordance with GAAP to be shown on a consolidated basis with the financial condition and results of operations of WIL.

     “Consolidated Indebtedness” means, for any Person, at the date of any determination thereof, Indebtedness of such Person and its consolidated Subsidiaries (other than Interest Rate Risk Indebtedness, Derivatives Obligations, and contingent obligations in respect of letters of credit) determined on a consolidated basis in accordance with GAAP.
     “Credit Event” means the making of any Loan or the issuance of any Letter of Credit pursuant hereto.
     “Default” means the occurrence of any event which with the giving of notice or the passage of time or both would become an Event of Default.
     “Defaulting Lender” shall mean any Lender that (a) has failed (which failure has not been cured), or has notified the Administrative Agent and/or Borrower that it does not intend, to fund any portion of the Loans or participations in the LC Exposure required to be funded by it hereunder on the date required to be funded by it hereunder, (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder on the date when due and such failure continues uncured after notice thereof, unless such failure is the subject of a good faith dispute, or (c) is the subject of a bankruptcy or insolvency proceeding or has admitted in writing that it is insolvent; provided that this clause (c) shall apply only to a Lender that has a Commitment or LC Exposure outstanding at such time as the determination of the status of “Defaulting Lender” is to be made.
     “Derivatives Obligations” means, as to any Person, all obligations of such Person in respect of any swap transaction, forward rate transaction, commodity swap, commodity option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions, entered into in the ordinary course of business of such Person for the purpose of hedging and not for speculative purposes.
     “Dollars”, “dollars” and “$” means the lawful currency of the United States of America.
     “domestic” means, when used with respect to a Subsidiary of a Person, a Subsidiary organized under the laws of any State of the United States or the District of Columbia.
     “Effective Date” means the date on which the conditions set forth in Section 5.01 are first satisfied or waived.
     “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the U.S. Department of Labor thereunder.
     “ERISA Affiliate” means (a) all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with WIL, are treated as a single employer under Section 414 of the Code and (b) any Subsidiary of any of the Obligors.

     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Rate.
     “Event of Default” shall have the meaning specified in Article IX.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower, the Administrative Agent, any Lender, the Issuing Bank or any other such recipient is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to an assignment required by WIL under Section 4.03(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or would have been so imposed if a Borrower were a United States corporation, or is attributable to such Foreign Lender’s failure to comply with Section 4.02(c) or 4.02(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 4.02(a) and (d) in the case of any Lender that becomes a party to this Agreement after the date hereof (or designates a new lending office after the date hereof) without the prior written consent of WIL pursuant to Section 12.05 (other than (i) a Lender that becomes a party to this Agreement or designates a new lending office when an Event of Default has occurred and is continuing, (ii) a Lender that designates a new lending office after the date hereof pursuant to Section 4.03(a), (iii) an assignee pursuant to an assignment by a Lender under Section 4.03(a), and (iv) an assignee pursuant to an assignment required by WIL under Section 4.03(b), any withholding tax that is imposed on amounts payable to such Lender pursuant to this Agreement (and including any additional withholding tax that is imposed on amounts payable to such Lender as a result of a change in treaty, law or regulation).
     “Existing Agreements” means, collectively, (i) that certain Second Amended and Restated Credit Agreement dated as of May 2, 2006 among WIL, the other Borrowers thereto, WII, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto, and (ii) that certain Credit Agreement dated as of March 19, 2008 among WIL, WII, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and the other lenders party thereto, in each case as amended from time to time.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “foreign” means, when used with respect to a Subsidiary of any Person, a Subsidiary of such Person organized under the laws of any jurisdiction other than a State of the United States or the District of Columbia.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof.
     “GAAP” means generally accepted accounting principles as in effect from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.
     “Governmental Authority” means any governmental authority of the United States of America, any State of the United States, Bermuda, the Republic of Hungary or of any other foreign jurisdiction and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having or lawfully asserting jurisdiction over the Administrative Agent, any Lender, any Obligor or their respective properties.
     “Guaranteed Obligations” has the meaning specified in Section 11.01.
     “Guarantor” has the meaning specified in paragraph (b) on page one.
     “Guaranty” means the guaranty contained in Article XI.
     “HOC” means Weatherford Liquidity Management Hungary Limited Liability Company, a Hungarian limited liability company.
     “Indebtedness” means (without duplication), with respect to any Person, (a) any liability of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (ii) evidenced by a bond, note, debenture or similar instrument, (iii) for the balance deferred and unpaid of the purchase price for any property or any obligation upon which interest charges are customarily paid (except for trade payables arising in the ordinary course of business), or (iv) for the payment of money relating to the principal portion of any Capitalized Lease Obligation; (b) any obligation of any Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) a consensual Lien on property owned or acquired, whether or not any obligation secured thereby has been assumed, by such Person; (c) all net obligations of such Person as of the date of a required calculation of any Derivatives Obligations; (d) all Assurances of such Person of the Indebtedness of any other Person of the type referred to in clause (a) or (c); (e) Interest Rate Risk Indebtedness of such Person; and (f) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to above.

     “Indemnified Taxes” means any Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitee” has the meaning specified in Section 12.04.
     “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of WIL that is not guaranteed by any other Person (other than WII) or subject to any other credit enhancement.
     “Interest Election Request” means a request by a Borrower to convert or continue a Loan in accordance with Section 2.04, which, if in writing, shall be substantially in the form of Exhibit C.
     “Interest Payment Date” means (a) with respect to any ABR Borrowing, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means, with respect to a Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as a Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate Risk Indebtedness” means, with respect to any Person, all obligations and Indebtedness of such Person with respect to the program for the hedging of interest rate risk provided for in any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement entered into by such Person for the purpose of reducing its exposure to interest rate fluctuations and not for speculative purposes, approved in writing by the Administrative Agent (such approval not to be unreasonably withheld), as it may from time to time be amended, modified, restated or supplemented.
     “ISDA” means the International Swaps and Derivatives Association, Inc.
     “Issuing Bank” means UBS AG, Stamford Branch, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 3.01(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     “LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 3.01. The amount of the LC Commitment shall be $200,000,000.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed in Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “LIBOR Market Rate Spread” shall mean, for any Interest Period for any Eurodollar Borrowing, 110% of WIL’s five year credit default swap mid-rate spread (as obtained by the Administrative Agent from the Markit Group Limited website) for the five year period beginning on the date two Business Days prior to the first day of such Interest Period. The Administrative Agent will determine the LIBOR Market Rate Spread no later than 11:00 A.M. on the date two Business Days prior to the first day of the Interest Period for any Eurodollar Borrowing.
     “LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

     “Lien” means any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or encumbrance of any kind including any conditional sale or other title retention agreement or any lease (excluding, however, any lease that is not a Capital Lease) in the nature thereof (whether voluntary or involuntary and whether imposed or created by operation of law or otherwise), and any agreement to give a lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or other encumbrance of any kind; provided that “Lien” shall not include or cover (i) setoff rights and other standard arrangements for netting payment obligations in the settlement of obligations, arising under ISDA standard documents or otherwise customary in swap or hedging transactions; and (ii) setoff rights of banks party to Derivative Obligations which rights arise in the ordinary course of customary banking relationships.
     “Loan” means a loan made pursuant to Section 2.01.
     “Loan Documents” means, collectively, this Agreement, the Notes, all instruments, certificates and agreements now or hereafter executed or delivered by any Obligor to the Administrative Agent or any Lender pursuant to any of the foregoing or in connection with the Obligations or any commitment regarding the Obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
     “Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) and after taking into account actual insurance coverage and effective indemnification with respect to such occurrence, (a) a material adverse effect on the financial condition, business or operations of WIL and its consolidated Subsidiaries taken as a whole, (b) the impairment of (i) the ability of the Obligors to collectively perform their payment or other material obligations hereunder or under the Notes and other Loan Documents or (ii) the ability of the Administrative Agent or the Lenders to realize the material benefits intended to be provided by the Obligors under the Loan Documents or (c) the subjection of the Administrative Agent or any Lender to any civil or criminal liability arising in connection with the Loan Documents.
     “Material Subsidiary” means, at any date, a consolidated Subsidiary the Capital Stock of which is owned by WIL and/or one or more of its Subsidiaries and that either (a) has total assets in excess of 5% of the total assets of WIL and its consolidated Subsidiaries, in each case as determined in accordance with GAAP or (b) has gross net revenues in excess of 5% of the consolidated gross revenues of WIL and its consolidated Subsidiaries based, in each case, on the most recent audited consolidated financial statements of WIL.
     “Maturity Date” means October 20, 2009.
     “Maximum Rate” has the meaning set forth in Section 12.14.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means any plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

     “Net Worth” means, for any Person, at the date of any determination thereof, on a consolidated basis, the sum of (a) the par value or stated value of its Capital Stock, plus (b) capital in excess of par or stated value of shares of its Capital Stock, plus (or minus in the case of a deficit) (c) retained earnings or accumulated deficit, as the case may be, plus (d) any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding (i) any treasury stock, (ii) non-cash charges incurred in connection with the Acquisition in an aggregate amount not to exceed $350,000,000 and (iii) the effects upon Net Worth resulting from the translation of foreign currency-denominated assets into Dollars.
     “New Parent” has the meaning specified in the definition of the term “Redomestication”.
     “Notes” has the meaning specified in Section 2.06(e).
     “Obligations” means, as at any date of determination thereof, the sum of the following: (a) the aggregate principal amount of Loans outstanding hereunder on such date, plus (b) all reimbursement obligations with respect to then outstanding Letters of Credit, plus (c) all other outstanding liabilities, obligations and indebtedness of any Borrower under any Loan Document on such date.
     “Obligors” means WIL, WII (unless the Guaranty has been terminated and not reinstated pursuant to Section 11.07) and each other Borrower.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, other than Excluded Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but only to the extent that any of the foregoing is imposed by (i) Bermuda, the Republic of Hungary, the United States or any other jurisdiction in which any Borrower is organized or is resident for tax purposes or any other jurisdiction in which WIL is Redomesticated or is resident for tax purposes with respect to a Foreign Lender, or (ii) Bermuda, the Republic of Hungary or any other jurisdiction in which any Borrower is organized or is resident for tax purposes or any other jurisdiction (other than the United States) in which WIL is Redomesticated or is resident for tax purposes with respect to a Lender which is not a Foreign Lender.
     “Participant” has the meaning specified in Section 12.05(c).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Performance Level” means a reference to Performance Level I or Performance Level II.
     “Performance Level I” means, at any date of determination, WIL shall have an Index Debt rating in effect on such date of BBB+ or better by S&P and Baa1 or better by Moody’s.
     “Performance Level II” means, at any date of determination, the Performance Level does not meet the requirements of Performance Level I.

     “Permitted Liens” means, without duplication,
     (a) Liens, not otherwise permitted under any other provision of this definition, securing Indebtedness permitted under this Agreement in an aggregate principal amount at any time outstanding which does not exceed 12% of WIL’s Net Worth;
     (b) Liens for Taxes or unpaid utilities not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of WIL or its Subsidiaries, as the case may be, in conformity with GAAP;
     (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP;
     (d) pledges or deposits or deemed trusts in connection with workers’ compensation, unemployment insurance, pension, employment or other social security legislation;
     (e) easements, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any land or interests therein and statutory exceptions to title) and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of WIL or any of its Subsidiaries;
     (f) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP;
     (g) Liens on the assets of any entity or asset existing at the time such asset or entity is acquired by WIL or any of its Subsidiaries, whether by merger, amalgamation, consolidation, purchase of assets or otherwise; provided that (i) such Liens are not created, incurred or assumed by such entity in contemplation of such entity’s being acquired by WIL or any of its Subsidiaries, (ii) such Liens do not extend to any other assets of WIL or any of its Subsidiaries and (iii) the Indebtedness secured by such Liens is permitted pursuant to this Agreement;
     (h) Liens securing Indebtedness of WIL or its Subsidiaries not prohibited by Section 8.04 incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created not more than 90 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased;

     (i) Liens incurred to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);
     (j) leases or subleases granted to others not interfering in any material respect with the business of WIL or any of its Subsidiaries;
     (k) Liens to secure obligations arising from statutory or regulatory requirements;
     (l) any interest or title of a lessor in property subject to any Capitalized Lease Obligation or operating lease which, in each case, is permitted under this Agreement;
     (m) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of WIL or any of its Subsidiaries on deposit with or in possession of such bank; and
     (n) any renewal or refinancing of or substitution for, or any extension or modification of any maturity date for any Indebtedness secured by, any Lien permitted by any of the preceding clauses; provided that the debt secured is not increased nor the Lien extended to any additional assets.
     “Person” means any individual, corporation, company, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Authority.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by WIL or any ERISA Affiliate for employees of WIL or any ERISA Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which WIL or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
     “Redomestication” means:
     (a) any amalgamation, merger, conversion or consolidation of WIL or WII with or into any other Person, or of any other Person with or into WIL or WII, or the sale or other disposition (other than by lease) of all or substantially all of its assets by WIL or WII to any other Person,
     (b) any continuation, discontinuation, amalgamation, merger, conversion, consolidation or domestication or similar action with respect to WIL or WII pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or
     (c) the formation of a Person that becomes, as part of the transaction, the owner of 100% of the Capital Stock of WIL (the “New Parent”),

if as a result thereof
     (x) in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such merger, amalgamation, conversion or consolidation, or the transferee in such sale or other disposition,
     (y) in the case of any action specified in clause (b), the entity that constituted such Obligor, immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or
     (z) in the case of any action specified in clause (c), the New Parent
(in any such case the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of Delaware or another State of the United States or under the laws of the United Kingdom, The Kingdom of the Netherlands, Luxembourg, Switzerland or (with the consent of the Required Lenders, such consent not to be unreasonably withheld) under the laws of any other jurisdiction, whose Capital Stock of each class issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by the same Persons, in the same percentages, as was the Capital Stock of the entity constituting WIL immediately prior thereto and, if the Surviving Person is WII or the New Parent, the Surviving Person continues to be owned, directly or indirectly, 100% by Persons who were shareholders of WIL immediately prior to such transaction and the Surviving Person shall have delivered to the Administrative Agent (i) a certificate to the effect that, both before and after giving effect to such transaction, no Default or Event of Default exists, (ii) an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent or any Lender may reasonably request, and (iii) if the Surviving Person is the New Parent, a guaranty of the Obligations in form and substance reasonably satisfactory to the Administrative Agent.
     “Register” has the meaning specified in Section 12.05(b)(iv).
     “Regulation D” means Regulation D of the Board (respecting reserve requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation T” means Regulation T of the Board (respecting eligible securities and margin requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation U” means Regulation U of the Board (respecting margin credit extended by banks), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation X” means Regulation X of the Board (respecting borrowers who obtain margin credit), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.
     “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least fifty-one percent (51%) of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” means, with respect to any Obligor, the president, the chief financial officer, the controller or any vice president of such Obligor, or an individual specifically authorized by the Board of Directors of such Obligor to sign on behalf of such Obligor.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.
     “Specified Debt” means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.
     “Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing in Dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).
     “Subsidiary” of a Person means (a) a company or corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, or (c) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. Unless the context otherwise clearly requires, references in this Agreement to a “Subsidiary” or the “Subsidiaries” refer to a Subsidiary or the Subsidiaries of WIL.
     “Surviving Person” has the meaning specified in the definition of the term “Redomestication”.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Total Capitalization” means, for any Person, at the date of determination thereof, the sum of (a) Consolidated Indebtedness of such Person plus (b) Net Worth of such Person.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Alternate Base Rate.
     “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.
     “Wholly-Owned Subsidiary” of a Person means a Subsidiary of which all issued and outstanding Capital Stock (excluding directors’ qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by such Person.
     “WCM” means Weatherford Capital Management Services Limited Liability Company, a Hungarian limited liability company.
     “WII” has the meaning specified in paragraph (b) on page one.
     “WIL” has the meaning specified in paragraph (a) on page one.
     SECTION 1.02. Types of Borrowings. Borrowings hereunder are distinguished by “Type.” The “Type” of a Loan refers to the determination whether such Loan is a part of a Loan bearing interest at the LIBOR Rate or at the Alternate Base Rate.
     SECTION 1.03. Accounting Terms; Changes in GAAP. All accounting and financial terms used herein and not otherwise defined herein and the compliance with each covenant contained herein which relates to financial matters shall be determined in accordance with GAAP applied on a consistent basis, except to the extent that a deviation therefrom is expressly stated. Should there be a change in GAAP from that in effect on the Effective Date, such that the defined terms set forth in Section 1.01 or the covenants set forth in Article VIII would then be calculated in a different manner or with different components or would render the same not meaningful criteria for evaluating the matters contemplated to be evidenced by such covenants, (a) WIL and the Lenders agree, within the 60-day period following any such change, to negotiate in good faith and enter into an amendment to this Agreement in order to conform the defined terms set forth in Section 1.01 or the covenants set forth in Article VIII, or both, in such respects as shall reasonably be deemed necessary by the Required Lenders so that the criteria for evaluating the matters contemplated to be evidenced by such covenants are substantially the same criteria as were effective prior to any such change in GAAP, and (b) the Obligors shall be deemed to be in compliance with such covenants during the 60-day period following any such change, or until the earlier date of execution of such amendment, if and to the extent that the Obligors would have been in compliance therewith under GAAP as in effect immediately prior to such change.
     SECTION 1.04. Interpretation. (a) In this Agreement, unless a clear contrary intention appears:
     (i) the singular number includes the plural number and vice versa;
     (ii) reference to any gender includes each other gender;
     (iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
     (iv) unless the context indicates otherwise, reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, including any Person that becomes a successor to WIL or WII as a result of a Redomestication, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;
     (v) except as expressly provided to the contrary herein, reference to any agreement, document or instrument (including this Agreement) means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any Note or other note includes any note issued pursuant hereto in extension or renewal thereof and in substitution or replacement therefor;
     (vi) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;
     (vii) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;
     (viii) with respect to the determination of any period of time, except as expressly provided to the contrary, the word “from” means “from and including” and the word “to” means “to but excluding”;
     (ix) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

     (b) The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.
     (c) No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.
     (d) Unless otherwise specified herein, all dollar amounts expressed herein shall refer to Dollars.
ARTICLE II
COMMITMENTS; LOANS
     SECTION 2.01. Loans.
          (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers in Dollars, from time to time during the Availability Period in an aggregate principal amount that shall not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Revolving Credit Exposures of all Lenders exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.
          (b) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (c) Subject to Section 2.10, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as a Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the joint and several obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
          (d) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such ABR Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 3.01(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of [seven] Eurodollar Borrowings outstanding.
          (e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     SECTION 2.02. Requests for Borrowings. To request a Borrowing, a Borrower shall notify the Administrative Agent (and the Administrative Agent shall promptly thereafter notify the Lenders) of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 3.01(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower requesting the Borrowing. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the account of the requesting Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the requesting Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.03. Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) by 12:00 noon, New York City time, in the case of a Borrowing consisting of Eurodollar Loans, and (ii) by 1:00 p.m., New York City time, in the case of a Borrowing consisting of ABR Loans, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such Loans available to the requesting Borrower by promptly crediting the amounts so received in like funds to an account of such Borrower maintained with the Administrative Agent in Houston, Texas, and designated by such Borrower in the applicable Borrowing Request; provided that an ABR Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 3.01(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender shall not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the requesting Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Borrowers, jointly and severally, and the applicable Lender severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the requesting Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Borrowings. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.04. Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower making such Interest Election Request shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies WIL, then, so long as an Event of Default is continuing (1) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (2) unless repaid, each Eurodollar Borrowing shall at the end of the Interest Period applicable thereto be converted to an ABR Borrowing.
     SECTION 2.05. Termination and Reduction of Commitments.
          (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) WIL may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) WIL shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.07, the Revolving Credit Exposures would exceed the total Commitments.
          (c) WIL shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by WIL pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by WIL may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by WIL (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments, and each such reduction of each such Lender’s Commitment shall be applied to the reduction of such Lender’s commitment to make Loans and acquire LC Exposure in the same proportion as each such commitment bears to such Lender’s total Commitment immediately prior to such reduction.
     SECTION 2.06. Repayment of Loans; Evidence of Debt.
          (a) The Borrowers hereby jointly and severally and unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers, jointly and severally, to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note (all of such notes being hereinafter collectively referred to as the “Notes”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable, jointly and severally, to the order of such Lender and substantially in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.05) be represented by one or more Notes in such form payable to the order of the payee named therein.
     SECTION 2.07. Prepayment of Loans.
          (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

          (b) A Borrower shall notify the Administrative Agent by telephone (promptly confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.05, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.05. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09. All prepayments under this Section 2.07(b) shall be subject to Section 2.12.
          (c) On the date that a Change of Control of the type described in clause (a)(iii) of the definition of such term occurs and on the date that is 15 days after the occurrence of any other type of Change of Control, the Commitments shall terminate and the Borrowers (i) jointly and severally, shall prepay the principal amount of the Loans and all accrued and unpaid interest thereon in immediately available funds and (ii) deposit in an account with the Administrative Agent, in the name of the Administrative Agent for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent for the payment of LC Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall be invested so as to earn interest at such rate on overnight deposits as the Administrative Agent may reasonably obtain, but such investments shall be made at the Borrowers’ risk and expense. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the joint and several reimbursement obligations of the Borrowers for the LC Exposure at such time. Moneys in such account (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after all LC Exposure shall have been reduced to zero.
          (d) In the event that the sum of the all Lenders’ Revolving Credit Exposures exceeds the Commitments then in effect, Borrowers jointly and severally shall, without notice or demand, immediately first, repay or prepay Borrowings, and second, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.01(j), in an aggregate amount sufficient to eliminate such excess. In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrowers jointly and severally shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.01(j), in an aggregate amount sufficient to eliminate such excess.

     SECTION 2.08. Fees.
          (a) The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Notwithstanding the foregoing, a Defaulting Lender shall not be entitled to such fee for the period it is a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of .125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, a Defaulting Lender shall not be entitled to such fee for the period it is a Defaulting Lender. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in Dollars on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable in Dollars within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) On the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, the Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender a funding fee equal to 0.25% of the amount of the Revolving Credit Exposure of such Lender as of such date.

          (d) The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender a drawing fee of 1.00% of the Loans made as of any date, payable on the date of making any such Loans.
          (e) The Borrowers, jointly and severally, agree to pay to the Administrative Agent and UBS Securities LLC, and the other Lenders, fees payable in the amounts and at the times separately agreed upon pursuant to those certain Fee Letters dated as of the date hereof.
          (f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     SECTION 2.09. Interest.
          (a) The Loans comprising each ABR Borrowing shall bear interest at a daily floating rate per annum, as determined by the Administrative Agent, equal to the greater of (1) the Alternate Base Rate plus the Applicable Margin for ABR Loans and (2) the rate that would be calculated pursuant to Section 2.09(b) for a one month Interest Period.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBOR Rate for the Interest Period in effect for such Borrowing plus the greater of the Applicable Margin for Eurodollar Loans and the LIBOR Market Rate Spread.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Borrowings as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be presumed correct absent manifest error.

     SECTION 2.10. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be presumed correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to WIL and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies WIL and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any ABR Borrowing to, or continuation of any Eurodollar Borrowing as, a Eurodollar Borrowing shall be ineffective, and, in the case of any request for the continuation of a Eurodollar Borrowing, such Eurodollar Borrowing shall on the last day of the Interest Period applicable thereto be converted to an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     SECTION 2.11. Increased Costs.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then, subject to the provisions of Section 4.03, the Borrowers, jointly and severally, shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as shall compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers, jointly and severally, shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as shall compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, along with (i) a calculation of such amount or amounts, (ii) a description of the specific Change in Law that justifies such amounts due, and (iii) such other pertinent information related to the foregoing as any Borrower may reasonably request, shall be delivered to such Borrower and shall be presumed correct absent manifest error. The Borrowers, jointly and severally, shall pay such Lender or the Issuing Bank, as the case may be, the correct amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.12. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of an assignment required by WIL pursuant to Section 4.03(b), then, in any such event, the Borrowers, jointly and severally, shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over

(ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be presumed correct absent manifest error, and shall set forth a calculation of such amounts and such other information as any Borrower may reasonably request. The Borrowers, jointly and severally, shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.13. Agreement to Defer Exercise of Right of Contribution, Etc. Notwithstanding any payment or payments made by a Borrower (a “Paying Borrower”) hereunder, or any setoff or application by the Administrative Agent or any Lender of any security furnished by, or of any credits or claims against, such Paying Borrower, if an Event of Default has occurred and is continuing, such Paying Borrower will not assert or exercise any rights of the Administrative Agent or any Lender or of its own, against any other Borrower to recover the amount of any such payment, setoff or application by the Administrative Agent or any Lender, whether by way of assertion of any claim, or exercise of any remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, participation or otherwise, and whether arising by contract, by statute, under common law or otherwise, and, if an Event of Default has occurred and is continuing, such Paying Borrower shall not have any right to exercise any right of recourse to or any claim against assets or property of the other Borrowers for such amounts, in each case unless and until all of the Obligations of the Borrowers have been fully and finally satisfied. If any amount shall be paid to a Paying Borrower by any other Borrower after payment in full of the Obligations, and the Obligations shall thereafter be reinstated in whole or in part and the Administrative Agent or any Lender forced to repay to any Borrower any sums received in payment of the Obligations, the obligations of each Borrower hereunder shall be automatically pro tanto reinstated and such amount shall be held in trust by the payee thereof for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured.
     SECTION 2.14. Intentionally Omitted.
     SECTION 2.15. Intentionally Omitted.
ARTICLE III
LETTERS OF CREDIT
     SECTION 3.01. Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, a Borrower may request the issuance of Letters of Credit, denominated in Dollars, for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. The Issuing Bank shall have no obligation to issue, and Borrowers shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total

Revolving Credit Exposure would exceed the total Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Nothing contained in this Article III is intended to limit or restrict the rights of any Borrower or any Subsidiary to obtain letters of credit from any Person, regardless of whether such Person is a party hereto.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 3.01), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, a Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the sum of the total Revolving Credit Exposures of all Lenders shall not exceed the total Commitments and (ii) the LC Exposure shall not exceed the LC Commitment. Unless the Issuing Bank has received written notice from any Lender, the Administrative Agent or any Obligor, at least one Business Day prior to the requested date of issuance, amendment, renewal or extension of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.03 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue, amend, renew or extend, as applicable, such Letter of Credit.
          (c) Expiration Date. Each Letter of Credit shall expire no later than the close of business on the date that is fifteen (15) days prior to the Maturity Date then in effect.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 3.01, or of any reimbursement payment required to be refunded to a Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers, jointly and severally, shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement on the date that such LC Disbursement is made, or, if such notice has not been received by the Borrowers on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the date that the Borrowers receive such notice; provided that, if such LC Disbursement is not less than $1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.03 with respect to Loans made by such Lender (and Section 2.03 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Borrowings as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrowers’ joint and several obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, excluding payments by the Issuing Bank with respect to drafts or other documents that do not comply on their face with the express terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by a Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or unlawful acts on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower for whose account the Letter of Credit was issued by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or shall make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless such LC Disbursement is reimbursed by a Borrower in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such LC Disbursement is reimbursed, at the rate per annum then applicable to ABR Borrowings; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 3.01, then Section 2.09(d)(ii) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section 3.01 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among WIL, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers, jointly and severally, shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.08(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the joint and several obligation of the Borrowers to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clauses (f) or (g) of Section 9.01. If the Borrowers are required to provide cash collateralization pursuant to Section 3.01, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, Dollars in the amount required by Section 3.01, plus any accrued and unpaid interest thereon. Any such deposits pursuant to this paragraph (j) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, as defined in the Uniform Commercial Code of the State of New York, including the exclusive right of withdrawal, over such account. The Administrative Agent shall have no obligation to pay interest on the investment of such deposits, but the Administrative Agent shall invest such deposits in a manner consistent with the Administrative Agent’s management of its own overnight cash investments, which investments shall be made at the Borrowers’ risk and expense. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the joint and several reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.
          (k) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;
     (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or
     (iii) any Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into satisfactory arrangements with Borrowers or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.
The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (l) Defaulting Lenders. If at any time a Lender shall be a Defaulting Lender, then, upon written notice thereof to WIL not later than 11:00 a.m., New York City time two Business Days prior to the date such deposit is to be effected, the Issuing Bank shall have the right to require the Borrowers to deposit, as cash collateral, with the Administrative Agent an amount in cash equal to the Pro Rata Percentage of such Defaulting Lender times then outstanding LC Exposure plus all accrued and unpaid interest thereon into such accounts as may be directed by the Issuing Bank and the Administrative Agent on terms and conditions satisfactory to the Issuing Bank and the Administrative Agent. Funds so deposited shall be invested in overnight investments and applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding reimbursement obligations. If the Borrowers are required to provide an amount of cash collateral pursuant to this Section 3.01(l), such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to WIL within three Business Days after the first date that there shall be no Defaulting Lenders and the Issuing Bank is satisfied that all of the LC Exposure is allocated to Lenders that are not Defaulting Lenders.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; TAXES
     SECTION 4.01. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.11, 2.12 or 4.02, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.11, 2.12, 4.02 and 12.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a

Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower shall not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if a Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.01(d), 3.01(e), 2.03(b) or 4.01(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 4.02. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) The Borrowers, jointly and severally, shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of a Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be presumed correct absent manifest error.
          (c) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located or treated as located for income Tax purposes, or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as shall permit such payments to be made without withholding or at a reduced rate.
          (d) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes paid by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 4.02, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.02 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay promptly the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such amount) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person.
          (e) Without limiting the generality of the foregoing, each Foreign Lender shall deliver to each Borrower and the Administrative Agent on the Effective Date or upon the effectiveness of any Assignment and Assumption by which it becomes a party to this Agreement (i) two duly completed copies of United States Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP or W-8IMY or other applicable governmental form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it without deduction or withholding of any United States federal income Taxes, as if each Borrower were incorporated under the laws of the United States or a State thereof, and (ii) any other governmental forms which are necessary or required under an applicable Tax treaty or otherwise by law to eliminate any withholding Tax or which have been reasonably requested by the Borrowers. Each Lender which delivers to the Borrowers and the Administrative Agent a Form W-8ECI, W-8BEN, W-8EXP or W-8IMY or other applicable governmental form pursuant to the preceding sentence further undertakes to deliver to the Borrowers and the Administrative Agent two further copies of such form on or before the date that any such form expires (currently, three successive calendar years for Form W-8BEN or

Form W-8ECI) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may reasonably be requested by a Borrower and the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income Taxes and in any such event, each Borrower shall withhold Taxes at the rate and in the manner required by the laws of the United States with respect to payments made to such a Lender and shall be required to pay any additional amounts or indemnify such a Lender pursuant to this Section 4.02 with respect to such withheld Taxes.
          (f) The Borrowers, jointly and severally, will remit to the appropriate Governmental Authority, prior to delinquency, all Indemnified Taxes and Other Taxes payable in respect of any payment. Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes, the applicable Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment of such Indemnified Taxes or Other Taxes or such other evidence thereof as may be reasonably satisfactory to the Administrative Agent.
          (g) Any payment of obligation of Borrowers under this Section 4.02 shall be subject to the provisions of Section 4.03.
     SECTION 4.03. Mitigation Obligations; Replacement of Lenders; Replacement of Issuing Bank.
          (a) If any Lender requests compensation under Section 2.11, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 4.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If (i) any Lender requests compensation under Section 2.11, or (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.02, or (iii) any Lender is a Defaulting Lender, or (iv) any Lender fails to provide its consent to a Redomestication under the laws of a jurisdiction (other than the United Kingdom or The Kingdom of the Netherlands) outside of the United States, then WIL may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) WIL shall have received the prior written consent of the Issuing Bank and, if such assignee is not already a Lender hereunder, the Administrative Agent, which consent of the Issuing Bank and the Administrative Agent (if applicable) shall not be unreasonably withheld, conditioned or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 4.02, such assignment shall result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling WIL to require such assignment and delegation cease to apply and such Lender neither received nor continued to claim any such compensation or payment.
          (c) If the Issuing Bank refuses to approve any Commitment Increase under Section 2.15, then WIL may, at its sole expense and effort, upon notice to the Issuing Bank and the Administrative Agent, replace the Issuing Bank; provided that (i) if the successor Issuing Bank is not already a Lender hereunder, WIL shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) if there are any Letters of Credit outstanding at the time of any such replacement, such replacement shall not become effective until each such outstanding Letter of Credit (A) shall have expired, (B) shall have been cancelled, (C) shall have been replaced with one or more Letters of Credit issued by the replacement Issuing Bank on the effective date of such replacement or (D) shall be supported by a “back-to-back” Letter of Credit issued by the replacement Issuing Bank on the effective date of such replacement. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank pursuant to this Section 4.03(c). At the time any such replacement shall become effective, the Borrowers, jointly and severally, shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.08(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank under this Section 4.03(c), to the extent any Letters of Credit issued by the replaced Issuing Bank remain outstanding after such replacement, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to such Letters of Credit, but shall not be required to issue additional Letters of Credit.

ARTICLE V
CONDITIONS PRECEDENT
     SECTION 5.01. Conditions Precedent to the Effective Date. The obligation of each Lender to make any Loan on or after the date hereof or the Issuing Bank to issue any Letter of Credit on or after the date hereof (whichever event shall first occur) for the account of any Borrower is subject to the following conditions:
          (a) The Administrative Agent shall have received the following:
          (i) this Agreement executed by each party hereto;
     (ii) the appropriate Notes of the Borrowers, if any, payable to each applicable Lender, duly completed and executed and dated the Effective Date;
     (iii) a certificate of a Responsible Officer of each Obligor, dated the Effective Date and certifying, inter alia (A) true and complete copies of the memorandum of association and bye-laws or the bylaws and certificate of incorporation or other organizational documents, each as amended and in effect, of such Obligor and the resolutions adopted by the Board of Directors of such Obligor (1) authorizing the execution, delivery and performance by such Obligor of this Agreement and the other Loan Documents to which it is or shall be a party and the borrowing of the Loans to be made, and the request for the Letters of Credit to be issued, hereunder and (2) authorizing officers of such Obligor to execute and deliver the Loan Documents to which it is or shall be a party and any related documents, including any agreement contemplated by this Agreement, and (B) (1) that the representations and warranties made by such Obligor in any Loan Document to which such Obligor is a party and which shall be delivered at or prior to the Effective Date are true and correct in all material respects as of the Effective Date, except for those that by their express terms apply to an earlier date which shall be true and correct in all material respects as of such earlier date, (2) the absence of any proceedings for the dissolution, liquidation or winding up of such Obligor, and (3) the absence of the occurrence and continuance of any Default or Event of Default;
     (iv) a certificate of the secretary or an assistant secretary of each of WIL and WII, dated the Effective Date hereof and certifying the incumbency and specimen signatures of the officers of such Obligor executing any documents on its behalf;
     (v) favorable, signed opinions addressed to the Administrative Agent and the Lenders dated the Effective Date from (A) Fulbright & Jaworski L.L.P., counsel to the Obligors, and (B) Conyers Dill & Pearman, special Bermuda counsel to WIL, each given upon the express instruction of the applicable Obligor; and
     (vi) copies of the memorandum of association, articles or certificates of incorporation or other similar organizational documents of each Obligor certified as of a recent date prior to the Effective Date by the appropriate Governmental Authority and certificates of appropriate public officials as to the existence, good standing and qualification to do business as a foreign corporation, of each Obligor in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would, individually or collectively, have a Material Adverse Effect.
          (b) The Administrative Agent shall have received evidence satisfactory to it that all material consents of each Governmental Authority and of each other Person, if any, reasonably required in connection with (a) the Loans and (b) the execution, delivery and performance of this Agreement and the other Loan Documents have been satisfactorily obtained.
          (c) The Borrowers shall have paid (i) to the Administrative Agent and the Lenders, as applicable, all fees and expenses agreed upon by such parties to be paid on or prior to the Effective Date, and (ii) to Baker Botts L.L.P. pursuant to Section 12.03 all fees and disbursements invoiced at or before 10:00 a.m. (New York City time) on the Effective Date by said firm to the Borrowers, on the Effective Date.
          (d) The Existing Agreements shall be in full force and effective with aggregate “Commitments” (as defined therein) of at least $1,750,000,000.
     SECTION 5.02. [Intentionally Omitted].
     SECTION 5.03. Conditions Precedent to All Credit Events. The obligation of the Lenders to make any Loan on the occasion of any Borrowing on or after the date hereof and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit on or after the date hereof is subject to the further conditions precedent that, on the date such Loan is made or Letter of Credit is issued, amended, renewed or extended:
          (a) The conditions precedent set forth in Section 5.01 shall have theretofore been satisfied.
          (b) The representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects as of, and as if such representations and warranties were made on, the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (unless such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall continue to be true and correct as of such earlier date), and the Obligors shall be deemed to have certified to the Administrative Agent and the Lenders that such representations and warranties are true and correct in all material respects by a Borrower’s delivery of (i) in the case of a Borrowing, a Borrowing Request or (ii) in the case of an issuance, amendment, renewal or extension of a Letter of Credit, a notice thereof.
          (c) The Administrative Agent shall have received (i) in the case of a Borrowing, a duly executed Borrowing Request by the time and on the Business Day specified under Section 2.02, and (ii) in the case of an issuance, amendment, renewal or extension of a Letter of Credit, a notice thereof as required by Section 3.01(b) not later than 11:00 a.m., New York City time, three Business Days before the date such Letter of Credit is to be issued, amended, renewed or extended.
          (d) No Default or Event of Default shall have occurred and be continuing or would result from such Credit Event.

          (e) The Additional Credit Condition exists on such date and the Obligors shall have less than $600 million of unrestricted cash on their balance sheets on such date, free and clear of any Lien.
          (f) The Administrative Agent and the Lenders shall have received such other approvals, opinions or documents as the Administrative Agent or the Required Lenders may reasonably request.
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each of the Obligors to each of the Lenders that all of the conditions specified in this Section 5.03 above have been satisfied as of that time.
     SECTION 5.04. Delivery of Documents. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Article V, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be satisfactory in form and substance to the Administrative Agent.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit, each Obligor represents and warrants as to itself, and WIL represents and warrants as to the other Obligors (such representations and warranties to survive any investigation and the making of the Loans), to the Lenders, the Issuing Bank and the Administrative Agent as follows:
     SECTION 6.01. Organization and Qualification. Each Obligor and each Material Subsidiary (a) is a company, corporation, partnership, or entity having limited liability that is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate, partnership or other power and authority to own its property and to carry on its business as now conducted and (c) is duly qualified as a foreign corporation or other foreign entity to do business and is in good standing in every jurisdiction in which the failure to be so qualified would, together with all such other failures of the Obligors and their Subsidiaries, have a Material Adverse Effect.
     SECTION 6.02. Authorization, Validity, Etc. Each Obligor has the corporate or other power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which it is a party and to obtain the Loans and request Letters of Credit, and all such action has been duly authorized by all necessary corporate, partnership or other proceedings on its part or on its behalf. This Agreement has been duly and validly executed and delivered by or on behalf of each Obligor and constitutes valid and legally binding agreements of such Obligor enforceable against such Obligor in accordance with the terms hereof, and the Notes and the other Loan Documents to which such Obligor is a party, when duly executed and delivered by or on behalf of such Obligor, shall constitute valid and legally binding obligations of such Obligor enforceable in accordance with the respective terms thereof and of this Agreement, except, in each case (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy.
     SECTION 6.03. Governmental Consents, Etc. No authorization, consent, approval, license or exemption of or filing or registration with any Governmental Authority, is necessary for the valid execution, delivery or performance by any Obligor of any Loan Document to which it is a party, except those that have been obtained and are in full force and effect and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date.
     SECTION 6.04. No Breach or Violation of Law or Agreements. Neither the execution, delivery and performance by any Obligor of the Loan Documents to which it is a party, nor compliance with the terms and provisions thereof, nor the extensions of credit contemplated by the Loan Documents, (a) shall breach or violate any applicable Requirement of Law, (b) shall result in any breach or violation of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets pursuant to the terms of, any indenture, agreement or other instrument to which it or any of its consolidated Subsidiaries is party or by which any property or asset of it or any of its consolidated Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b) that collectively for the Obligors shall not have a Material Adverse Effect or (c) shall violate any provision of the organizational documents or by-laws of any Obligor.
     SECTION 6.05. Litigation. As of the Effective Date, except for actions, suits or proceedings described in the filings made by WIL with the Securities and Exchange Commission pursuant to the Exchange Act, (a) there are no actions, suits or proceedings pending or, to the best knowledge of WIL, threatened against any Obligor or against any of their respective properties or assets that are reasonably likely to have (individually or collectively) a Material Adverse Effect and (b) to the best knowledge of WIL, there are no actions, suits or proceedings pending or threatened that purport to affect or pertain to the Loan Documents or any transactions contemplated thereby.
     SECTION 6.06. Information; Financial Statements. All information heretofore furnished by the Obligors to the Administrative Agent or any Lender in connection with this Agreement when considered together with the disclosures made herein, in the other Loan Documents and in the filings made by any Obligor with the Securities and Exchange Commission pursuant to the Exchange Act, did not as of the date thereof and shall not as of the Effective Date, when read together and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect. As of the Effective Date, there has been no material adverse change since December 31, 2007 in the financial condition, business or operations of WIL and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

     SECTION 6.07. Investment Company Act . No Obligor nor any of its Subsidiaries is, or is regulated as, an “investment company,” as such term is defined in the Investment Company Act of 1940 (as adopted in the United States), as amended.
     SECTION 6.08. ERISA.
          (a) Each Obligor and each ERISA Affiliate has maintained and administered each Plan in compliance with all applicable laws, except for such instances of noncompliance as have not resulted in and would not reasonably be expected to have a Material Adverse Effect.
          (b) No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, exists or is reasonably expected to be incurred with respect to any Plan, other than such accumulated funding deficiencies as would not in the aggregate reasonably be expected to have a Material Adverse Effect.
          (c) No Obligor and its ERISA Affiliates have incurred or reasonably expect to incur withdrawal liabilities under Sections 4201 or 4204 of ERISA in respect of Multiemployer Plans that in the aggregate would reasonably be expected to have a Material Adverse Effect.
     SECTION 6.09. Tax Returns and Payments. Each Obligor and each Material Subsidiary has caused to be filed all United States federal income tax returns and other material tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and have paid or deposited or made adequate provision in accordance with GAAP for the payment of all taxes (including estimated taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns, except where the failure to pay such taxes (collectively for the Obligors and the Material Subsidiaries, taken as a whole) would not have a Material Adverse Effect. No material income tax liability of any Obligor or any Material Subsidiary has been asserted by the Internal Revenue Service of the United States or any other Governmental Authority for any taxes in excess of those already paid, except for taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been created on the books of the Obligors and their Subsidiaries.
     SECTION 6.10. Requirements of Law. The Obligors and each of their consolidated Subsidiaries are in compliance with all Requirements of Law, applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of their property, except for such non-compliances which, in the aggregate, would not have a Material Adverse Effect.
     SECTION 6.11. No Default. No Default or Event of Default has occurred and is continuing.
ARTICLE VII
AFFIRMATIVE COVENANTS
     Each Obligor covenants and agrees that prior to the termination of this Agreement it shall duly and faithfully perform, and (as applicable) cause its Subsidiaries to perform, each and all of the following covenants:

     SECTION 7.01. Information Covenants. Each Obligor shall furnish or cause to be furnished to the Administrative Agent and each Lender:
          (a) As soon as available, and in any event within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year, the Quarterly Report on Form 10-Q, or its equivalent, of WIL; provided that WIL shall be deemed to have furnished said Quarterly Report on Form 10-Q for purposes of this Section 7.01(a) if the same shall have timely been made available on “EDGAR” and/or on its home page on the worldwide web (as the date of this Agreement located at www.weatherford.com) and WIL shall have complied with Section 7.01(c) in respect thereof.
          (b) As soon as available, and in any event within 90 days after the close of each fiscal year, the Annual Report on Form 10-K, or its equivalent, of WIL for such fiscal year, certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and the Required Lenders, whose certification shall be without qualification or limitation; provided that (i) WIL shall be deemed to have furnished said Annual Report on Form 10-K for purposes of this Section 7.01(b) if the same shall have timely been made available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at www.weatherford.com) and WIL shall have complied with Section 7.01(c) in respect thereof, and (ii) if said Annual Report on Form 10-K contains the report of such independent public accountants (without qualification or exception, and to the effect, as specified above), no Obligor shall be required to deliver such report.
          (c) Promptly after the same become publicly available (whether on “EDGAR” or WIL’s homepage on the worldwide web or otherwise), notice to the Administrative Agent of the filing of all periodic reports, and all amendments to such reports, on Form 10-K or Form 10-Q, and all definitive proxy statements filed by any Obligor or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by WIL to its shareholders generally, as the case may be (and in furtherance of the foregoing, WIL will give to the Administrative Agent prompt written notice of any change at any time or from time to time of the location of WIL’s home page on the worldwide web).
          (d) Promptly, and in any event within ten Business Days after any Responsible Officer of such Obligor obtains knowledge of
     (i) any event or condition (excluding events or conditions constituting generalized market conditions affecting WIL and its competitors in substantially the same way) which would reasonably be expected to have a Material Adverse Effect; or
     (ii) any event or condition which constitutes a Default or an Event of Default; or
     (iii) the occurrence of a Change of Control or Change of Control Event;
a notice of such event or condition, specifying the nature thereof.

          (e) Within five Business Days after the delivery of the financial statements provided for in Sections 7.01(a) and 7.01(b), a certificate of a Responsible Officer of WIL substantially in the form of Exhibit F.
          (f) Promptly, and in any event within 30 days after any Responsible Officer of such Obligor obtains knowledge thereof, notice:
     (i) of the occurrence or expected occurrence of (A) any Reportable Event with respect to any Plan, (B) a failure to make any required contribution to a Plan, (C) any Lien in favor of the PBGC or a Plan, or (D) any withdrawal from, or the termination, reorganization or insolvency (within the meaning of such terms as used in ERISA) of, any Multiemployer Plan, in each case which would reasonably be expected to have a Material Adverse Effect.
     (ii) of the institution of proceedings or the taking of any other action by the PBGC or WIL or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, reorganization or insolvency (within the meaning of such terms as used in ERISA) of, any Plan, which withdrawal, termination, reorganization or insolvency would reasonably be expected to have a Material Adverse Effect, except that no notice shall be required with respect to the merger of a defined contribution plan of one ERISA Affiliate into a defined contribution plan of another ERISA Affiliate, and
     (iii) of each request for waiver of the funding standards or extension of the amortization periods required by ERISA or Section 412 of the Code promptly after the request is submitted by WIL or any ERISA Affiliate to the Secretary of the Treasury, the Department of Labor, the Internal Revenue Service or any other applicable Governmental Authority.
          (g) From time to time and with reasonable promptness, such other non-confidential information or documents (financial or otherwise) with respect to any Obligor or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
     SECTION 7.02. Books, Records and Inspections. Such Obligor shall, and shall cause each of the Material Subsidiaries and each other Borrower (to the extent such other Borrower is not a Material Subsidiary), to permit, or cause to be permitted, any Lender, upon written notice, to visit and inspect any of the properties of such Obligor and its Subsidiaries, to examine the books and financial records of such Obligor and its Subsidiaries and to discuss the affairs, finances and accounts of any such Obligor with a Responsible Officer of such Obligor, such Subsidiaries, all at such reasonable times and as often as such Lender(s), through the Administrative Agent, may reasonably request.
     SECTION 7.03. Insurance. Such Obligor shall, and shall cause each of the Material Subsidiaries and each other Borrower (to the extent such other Borrower is not a Material Subsidiary), to maintain or cause to be maintained insurance with respect to its property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as are in accordance with normal industry practice.
     SECTION 7.04. Payment of Taxes and other Claims. Such Obligor shall, and shall cause each of the Material Subsidiaries and each other Borrower (to the extent such other Borrower is not a Material Subsidiary), to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon such Obligor or such Material Subsidiary or Borrower, as applicable, or upon the income, profits or property of such Obligor or such Material Subsidiary or Borrower, as applicable, except for (i) such taxes, assessments or governmental charges as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) any such tax, assessment or governmental charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
     SECTION 7.05. Existence. Except as expressly permitted pursuant to Section 8.02, each such Obligor shall do all things necessary to preserve and keep in full force and effect the corporate or other existence, rights and franchises of such Obligor and each other Borrower.
     SECTION 7.06. ERISA Information and Compliance. WIL covenants that it shall and shall cause each ERISA Affiliate to comply, with respect to each Plan and Multiemployer Plan, with all applicable provisions of ERISA and the Code, except to the extent that any failure to comply would not reasonably be expected to have a Material Adverse Effect.
     SECTION 7.07. Purpose of Letters of Credit and Loans.
          (a) All Letters of Credit and all proceeds of the Loans shall be used by the Borrowers for working capital and general corporate purposes, including providing support for commercial paper issued by any of the Borrowers and providing liquidity and other financial accommodations to the Borrowers and their Subsidiaries; provided that such proceeds shall not be used to repurchase or redeem any Capital Stock of WII or any Subsidiary thereof.
          (b) Neither any Letter of Credit nor the proceeds of any Loan under this Agreement shall be used directly or indirectly for the purpose of buying or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry a margin stock, or for any other purpose which would constitute this transaction a “purpose” credit within the meaning of Regulation U. No Obligor nor any agent acting on its behalf shall take any action which would cause this Agreement or any other Loan Document to violate Regulation T, U or X, or any other regulation of the Board or to violate the Exchange Act. After applying the proceeds of the Loans or any Letter of Credit, not more than 25 percent of the value (as determined by any reasonable method) of the assets of each Obligor is represented by margin stock.

ARTICLE VIII
NEGATIVE COVENANTS
     Each Obligor covenants and agrees with the Administrative Agent and the Lenders that prior to the termination of this Agreement it shall duly and faithfully perform, and cause its Subsidiaries to perform, each and all of the following covenants:
     SECTION 8.01. Material Change in Business. WIL shall not, and shall not permit its Material Subsidiaries and each other Borrower (to the extent such other Borrower is not a Material Subsidiary), to engage in any material business substantially different from those carried on by WIL and its consolidated Subsidiaries taken as a whole on the date hereof and any businesses reasonably related thereto.
     SECTION 8.02. Consolidation, Merger, or Sale of Assets, Etc.
          (a) WIL shall not, and shall not permit any consolidated Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, WIL or any consolidated Subsidiary may merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, provided that:
     (i) in the case of a merger, a consolidation or an amalgamation involving WIL, if WIL is not the surviving Person, the surviving Person shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance satisfactory to the Administrative Agent, whereby such surviving Person shall become a party to this Agreement and assume all rights and obligations of WIL hereunder and (B) deliver to the Administrative Agent an opinion of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent; and
     (ii) in the case of a merger, a consolidation or an amalgamation involving any Obligor other than WIL, if neither such Obligor, WIL nor another Obligor that is a Wholly-Owned Subsidiary of WIL is the surviving Person, then the surviving Person shall (A) be a Wholly-Owned Subsidiary of WIL after giving effect to such merger, consolidation or amalgamation, (B) execute and deliver to the Administrative Agent an instrument, in form and substance satisfactory to the Administrative Agent, whereby such surviving Person shall become a party to this Agreement and assume all rights and obligations of such Obligor hereunder and (C) deliver to the Administrative Agent an opinion of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent.
          (b) Except as permitted by Section 8.02(a)(i), neither WIL nor any consolidated Subsidiary shall, directly or indirectly, in one transaction or a series of transactions, sell, lease, transfer or otherwise dispose of (including by merger, consolidation or amalgamation), all or substantially all of the assets of WIL and its consolidated Subsidiaries, taken as a whole.

          (c) Notwithstanding the foregoing provisions, (i) this Section 8.02 shall not prohibit any Redomestication and (ii) in the case of any transaction specified in the foregoing paragraphs (a) and (b), WIL and its consolidated Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such transaction, with the covenants contained in this Article VIII recomputed as of the last day of the most recently ended fiscal quarter of WIL as if such transaction had occurred on the first day of each relevant period for testing such compliance.
          (d) WIL shall not, and shall not permit any other Obligor to, wind up, liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Obligor other than WIL may wind up, liquidate or dissolve if (i) the owner of all of the Capital Stock of such Obligor immediately prior to such event shall be WIL, a Wholly-Owned Subsidiary of WIL, the New Parent or a direct or indirect Wholly-Owned Subsidiary of the New Parent and (ii) if such owner is not then an Obligor, such owner shall execute and deliver to the Administrative Agent (A) a guaranty of the Obligations in form and substance reasonably satisfactory to the Administrative Agent, (B) an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with such event as the Administrative Agent or any Lender may reasonably request and (C) such other documentation as the Administrative Agent may reasonably request.
     SECTION 8.03. Liens. WIL shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of WIL or such Subsidiary whether now owned or hereafter acquired, except Permitted Liens.
     SECTION 8.04. Indebtedness.
          (a) WIL shall not create, incur or assume, nor permit any of its Subsidiaries to create, incur or assume any Indebtedness, unless each of the Borrowers and their Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such transactions, with the covenants contained in this Article VIII recomputed as of the last day of the most recently ended fiscal quarter of WIL as if the transaction in question had occurred on the first day of each relevant period for testing such compliance.
          (b) In addition to and notwithstanding Section 8.04(a), the aggregate principal amount of all Indebtedness of all Subsidiaries of WIL (other than Subsidiaries of WIL that are Obligors) at any time outstanding to any Person other than WIL and its Subsidiaries shall not exceed 20% of WIL’s Net Worth at such time.
     SECTION 8.05. Ownership of WII. Except to the extent permitted under Section 8.02, the Persons who are the shareholders of WIL shall not at any time own, beneficially and of record, directly or indirectly, less than 100% of the Capital Stock (except for directors’ qualifying shares) of WII.

     SECTION 8.06. Financial Covenant. WIL shall not permit its Consolidated Indebtedness to exceed 60% of its Total Capitalization at the end of any fiscal quarter.
     SECTION 8.07. Limitation on Transactions with Affiliates. WIL shall not, and shall not permit any of its consolidated Subsidiaries to, directly or indirectly, conduct any business or enter into, renew, extend or permit to exist any transaction or series of related transactions with any Affiliate who is not either (a) WIL or one of WIL’s consolidated Subsidiaries or a Person that becomes, pursuant to a Redomestication, a part of the consolidated group that includes WIL, or (b) Weatherford\Al-Rushaid Limited or Weatherford Saudi Arabia Limited, other than on fair and reasonable terms (taking all related transactions into account and considering the terms of such related transactions in their entirety) substantially as favorable to WIL or such consolidated Subsidiary, as the case may be, as would be available in a comparable arm’s length transaction. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (w) the payment of reasonable and customary regular fees to directors of an Obligor or a Subsidiary of such Obligor who are not employees of such Obligor; (x) loans and advances to officers and employees of an Obligor and its respective Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of an Obligor and its Subsidiaries; (y) any other transaction with any employee, officer or director of an Obligor or any of its Subsidiaries pursuant to employee benefit or compensation arrangements entered into in the ordinary course of business and approved by, as applicable, the Board of Directors of such Obligor or the Board of Directors of such Subsidiary permitted by this Agreement; and (z) non-exclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property.
     SECTION 8.08. Restrictions on Subsidiary Dividends. WIL shall not, nor shall it permit any of its consolidated Subsidiaries to, enter into any agreement or contract which limits or restricts in any way the payment of any dividends or distributions by any consolidated Subsidiary of such Obligor to WIL or to another consolidated Subsidiary of WIL, except that the foregoing restrictions set forth in this Section 8.08 shall not apply to limitations or restrictions existing under or by reason of (i) any agreement for the sale or other disposition of all or substantially all of the equity interests in or all or substantially all of the assets of a Subsidiary, which agreement restricts distributions or dividends by such Subsidiary pending such sale or other disposition, (ii) contracts and agreements outstanding on the date hereof and (iii) any agreement or instrument governing capital stock of a Person acquired by WIL or any of its consolidated Subsidiaries as in effect at the time of such acquisition, which restriction or limitation (x) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and (y) is not incurred in connection with, or in contemplation of, such acquisition.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
     SECTION 9.01. Events of Default and Remedies. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) (i) the principal of any Loan or Note or any reimbursement obligation in respect of any LC Disbursement shall not be paid on the date on which such payment is due, or

(ii) any payment of interest on any such Loan, Note or reimbursement obligation or any other amount due hereunder or any other Loan Document shall not be paid within five calendar days following the date on which such payment of interest or such other amount is due; or
          (b) any representation or warranty made or, for purposes of Article V, deemed made by or on behalf of any Obligor herein, at the direction of any Obligor or by any Obligor in any other Loan Document or in any document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made or reaffirmed, as the case may be; or
          (c) any Obligor shall fail to perform or observe any covenant contained in Section 7.01(e) or Article VIII or fail to give any notice required by Section 7.01(d) or 7.01(f); or
          (d) any Obligor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than those specified in Section 9.01(a), 9.01(b) or 9.01(c)) or any other Loan Document to which it is a party and, in any event, such failure shall remain unremedied for 30 calendar days after notice of such failure shall have been given to a Responsible Officer of WIL by the Administrative Agent or any Lender; or
          (e) any Obligor or any of its Subsidiaries (i) fails to make (whether as primary obligor or as guarantor or other surety) any principal payment of or interest or premium, if any, on any Indebtedness beyond any period of grace provided with respect thereto (not to exceed 30 days), provided that the aggregate amount of all Indebtedness as to which such a payment default shall occur and be continuing is equal to or exceeds $100,000,000, or (ii) defaults under any agreement or any instrument which governs the rights and remedies of Persons holding Indebtedness of any Obligor or any of its Subsidiaries with an aggregate principal amount equal to or exceeding $100,000,000; or
          (f) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of any Obligor or any Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging any Obligor or any Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any Obligor or any Material Subsidiary under any applicable federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Obligor or any Material Subsidiary of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or
          (g) the commencement by any Obligor or any Material Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by any Obligor or any Material Subsidiary to the entry of a decree or order for relief in respect of such Obligor or such Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by any Obligor or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by any Obligor or any Material Subsidiary to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Obligor or such Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the consent to, approval of or the admission by any Obligor or any Material Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate or other action by any Obligor or any Material Subsidiary in furtherance of any such action; or
          (h) a judgment or order shall be entered against any Obligor or any Material Subsidiary, which with other outstanding judgments and orders entered against the Obligors and the Material Subsidiaries equals or exceeds $100,000,000 in the aggregate (to the extent not covered by insurance as to which the respective insurer has acknowledged coverage), and (i) within 60 days after entry thereof such judgment shall not have been discharged or execution thereof stayed pending appeal or, within 60 days after the expiration of any such stay, such judgment shall not have been discharged, or (ii) any enforcement proceeding shall have been commenced (and not stayed) by any creditor upon such judgment; or
          (i) other than as a result of a transaction permitted by the terms of Section 8.02, any Loan Document shall (other than with the consent of the Administrative Agent and the Lenders), at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligor or any Obligor shall deny that it has any or further liability or obligation thereunder; or
          (j) any Plan shall incur an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) which (individually or collectively) would reasonably be expected to have a Material Adverse Effect, whether or not waived, or a waiver of the minimum funding standard or extension of any amortization period is sought under Section 412 of the Code with respect to a Plan and the failure to obtain such a waiver or extension would reasonably be expected to have a Material Adverse Effect; any proceeding shall have occurred or is reasonably likely to occur by the PBGC under Section 4069(a) of ERISA to impose liability on WIL, any consolidated Subsidiary or an ERISA Affiliate which (individually or collectively) would reasonably be expected to have a Material Adverse Effect; or WIL, any consolidated Subsidiary or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan or Multiemployer Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result (individually or collectively) from any such event or events a material risk of either (i) the imposition of a Lien(s) upon, or the granting of a security interest(s) in, the assets of WIL, any consolidated Subsidiary and/or an ERISA Affiliate which would reasonably be expected to have a Material Adverse Effect, or (ii) WIL, any consolidated Subsidiary and/or an ERISA Affiliate incurring a liability(ies) or obligation(s) with respect thereto which would reasonably be expected to have a Material Adverse Effect;
then, and in every such event (other than an event with respect to any Obligor described in clause (f) or (g) of this Section 9.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:
     (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and
     (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;
and in case of any event with respect to any Obligor described in clause (f) or (g) of this Section 9.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.
     SECTION 9.02. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to any Obligor (any such notice being expressly waived by each Obligor), to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding the funds held in accounts clearly designated as escrow or trust accounts held by any Obligor for the benefit of Persons which are not Affiliates of any Obligor), whether or not such setoff results in any loss of interest or other penalty, and including all certificates of deposit, at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Obligor against any and all of the Obligations irrespective of whether or not such Lender or the Administrative Agent shall have made any demand under this Agreement, the Notes or any other Loan Document. Should the right of any Lender to realize funds in any manner set forth above be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Obligor, as the case may be, pro rata in accordance with their Commitments. Each Lender agrees to promptly notify the applicable Obligor and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and the Lenders under this Section are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or the Lenders may have. This Section is subject to the terms and provisions of Section 4.01(a).
     SECTION 9.03. Other Remedies. No remedy conferred herein or in any of the other Loan Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Loan Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Loan Documents now or hereafter existing at law or in equity or by statute or otherwise.

     SECTION 9.04. Application of Moneys During Continuation of Event of Default.
          (a) So long as an Event of Default of which the Administrative Agent shall have given notice to the Lenders shall continue, all moneys received by the Administrative Agent (i) from any Obligor under the Loan Documents shall, except as otherwise required by law, be distributed by the Administrative Agent on the dates selected by the Administrative Agent as follows:
first, to payment of the unreimbursed expenses for which the Administrative Agent or any Lender is to be reimbursed pursuant to Section 12.03 and to any unpaid fees owing to the Administrative Agent;
second, to the ratable payment of accrued but unpaid interest on the Loans;
third, to the ratable payment of unpaid principal of the Loans;
fourth, to the ratable payment of all other amounts payable by the Obligors hereunder;
fifth, to secure the repayment and discharge of the outstanding amount of all LC Exposure;
sixth, to the ratable payment of all other Obligations, until all Obligations shall have been paid in full; and
finally, to payment to the Obligors, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.
          (b) The term “unpaid” as used in this Section 9.04 shall mean all Obligations outstanding as of any such distribution date as to which prior distributions have not been made, after giving effect to any adjustments which are made pursuant to Section 9.02 of which the Administrative Agent shall have been notified. For purposes of the foregoing, reimbursement obligations with respect to the LC Exposure on outstanding Letters of Credit shall be deemed “paid” for purposes of this Section 9.04 when amounts sufficient to secure such reimbursement obligations have been delivered to the Administrative Agent.
ARTICLE X
ADMINISTRATIVE AGENT
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.01), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Obligors or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.01) or in the absence of its own gross negligence, willful misconduct or unlawful acts. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement, (w) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (y) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and WIL. Upon any such resignation, the Required Lenders shall have the right, in consultation with WIL, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Sections 12.03 and 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
     Notwithstanding anything to the contrary contained herein, neither the Administrative Agent nor the Co-Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
ARTICLE XI
GUARANTY
     SECTION 11.01. Guaranty.
          (a) In consideration of, and in order to induce the Lenders to make Loans to, and the Issuing Bank to issue Letters of Credit for the account of, the Borrowers (including, without limitation, any additional Persons becoming Borrowers hereunder after the date hereof), WII hereby absolutely, unconditionally and irrevocably guarantees in favor of all of the Lenders and the Issuing Bank, the punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of the Obligations and all covenants of the Borrowers, now or hereafter existing under this Agreement and the other Loan Documents to which any Borrower is a party, whether for principal, LC Exposure, interest (including interest accruing or becoming owing both prior to and subsequent to the commencement of any proceeding against or with respect to any Borrower under any applicable bankruptcy or insolvency law (including the Bankruptcy Code), fees, commissions, expenses (including reasonable attorneys’ fees and expenses)), indemnities, or otherwise (all such obligations being, as applicable, the “Guaranteed Obligations”). WII agrees to pay any and all expenses incurred by each Lender and the Administrative Agent in enforcing this Guaranty against WII.
          (b) This Guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collection and is in no way conditioned upon any attempt to collect from any Borrower or any other action, occurrence or circumstance whatsoever.
          (c) The obligations of WII under this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render this Guaranty subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable law.
     SECTION 11.02. Continuing Guaranty.
          (a) WII guarantees that the Guaranteed Obligations shall be paid strictly in accordance with the terms of this Agreement and the other Loan Documents. WII agrees that, to the maximum extent permitted by applicable law, the Guaranteed Obligations and Loan Documents to which any Borrower is a party may be extended or renewed, and indebtedness thereunder repaid and reborrowed in whole or in part, without notice to or assent by WII, and that WII shall remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any of the Guaranteed Obligations or such Loan Documents or any repayment and reborrowing of Loans to the Borrowers. The obligations of WII under this Guaranty are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrowers under this Agreement or any other Loan Document or any substitution, release or exchange of any other guarantee of or security for the Obligations. To the maximum extent permitted by applicable law, except as otherwise expressly provided in this Agreement or any other Loan Document to which WII is a party, the obligations of WII under this Guaranty shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof under any circumstances whatsoever, including:
     (i) any modification, amendment, supplement, renewal, extension for any period, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations, or of this Agreement or any other Loan Document executed in connection herewith, or any contract or understanding among the Borrowers, the Administrative Agent, the Issuing Bank and/or the Lenders, or any other Person, pertaining to the Guaranteed Obligations;
     (ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by the Lenders to WII, any Borrower or any other Person liable on the Guaranteed Obligations;

     (iii) the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of WII, any Borrower or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution or winding up of WII or any Borrower, or any sale, lease or transfer of any or all of the assets of WII or any Borrower, or any changes in the shareholders of WII or any Borrower, or any reorganization of WII or any Borrower;
     (iv) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that (A) the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, (B) the act of creating the Guaranteed Obligations, or any part thereof is ultra vires, (C) the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (D) the Guaranteed Obligations or any part thereof violate applicable usury laws, (E) WII or any Borrower has valid defenses, claims, and offsets (whether at law or in equity, by agreement or by statute) which render the Guaranteed Obligations wholly or partially uncollectible from WII or any Borrower, (F) the creation, performance, or repayment of the Guaranteed Obligations (or execution, delivery and performance of any document or instrument representing any part of the Guaranteed Obligations or executed in connection with any of the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or (G) this Agreement, any other Loan Document, or any other document or instrument pertaining to any of the Guaranteed Obligations has been forged or otherwise is irregular or not genuine or authentic;
     (v) any full or partial release of the liability of WII or any Borrower on the Guaranteed Obligations or any part thereof, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee, or assure the payment of the Guaranteed Obligations or any part thereof; it being recognized, acknowledged, and agreed by WII that WII may be required to pay the Guaranteed Obligations in full without assistance or support of any other Person, and that WII has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that any other Person shall be liable to perform the Guaranteed Obligations or that the Administrative Agent or any Lender shall look to any other Person to perform the Guaranteed Obligations;
     (vi) the taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;
     (vii) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;
     (viii) the failure of the Administrative Agent, the Lenders, the Issuing Bank or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

     (ix) the fact that any collateral, security or Lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien; it being recognized and agreed by WII that WII is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations;
     (x) any payment by any Borrower or WII to the Administrative Agent or any Lender is held to constitute a preference under bankruptcy or insolvency laws, or for any other reason either the Administrative Agent or any Lender is required to refund such payment or pay such amount to any Borrower, WII or any other Person; or
     (xi) any other action taken or omitted to be taken with respect to this Agreement, any other Loan Document, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices WII or increases the likelihood that WII shall be required to pay the Guaranteed Obligations pursuant to the terms hereof;
it being the unambiguous and unequivocal intention of WII that WII shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Obligations after the termination of all of the Commitments.
          (b) WII further agrees that, to the fullest extent permitted by law, as between WII, or the one hand, and the Lenders and the Administrative Agent, on the other hand, (i) the maturity of the Obligations may be accelerated as provided in Section 9.01 for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing the acceleration of the Obligations as against any Borrower and (ii) in the event of any purported acceleration (whether by declaration or automatic) of the Obligations as provided in Section 9.01, the Obligations (whether or not due and payable) shall forthwith become due and payable by WII for the purpose of this Guaranty.
     SECTION 11.03. Effect of Debtor Relief Laws. If after receipt of any payment of, or proceeds of any security applied (or intended to be applied) to the payment of all or any part of the Guaranteed Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender or voluntarily surrenders, such payment or proceeds to any Person (a) because such payment or application of proceeds is or may be avoided, invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, fraudulent conveyance, fraudulent transfer, impermissible set-off or a diversion of trust funds or (b) for any other reason, including (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Administrative Agent, the Issuing Bank, any Lender or any of their respective properties or (ii) any settlement or compromise of any such claim effected by the Administrative Agent or any Lender with any such claimant (including any Borrower), then the Guaranteed Obligations or any part thereof intended to be satisfied shall be reinstated and continue, and this Guaranty shall continue in full force as if such payment or proceeds had not been received, notwithstanding any revocation thereof or the cancellation of any instrument evidencing any of the Guaranteed Obligations or otherwise; and WII shall be liable to pay the Administrative Agent, the Issuing Bank and the Lenders, and hereby does indemnify the Administrative Agent, the Issuing Bank and the Lenders and hold them harmless for the amount of such payment or proceeds so surrendered and all reasonable expenses (including reasonable attorneys’ fees, court costs and expenses attributable thereto) incurred by the Administrative Agent, the Issuing Bank or any such Lender in the defense of any claim made against it that any payment or proceeds received by the Administrative Agent, the Issuing Bank or any such Lender in respect of all or part of the Guaranteed Obligations must be surrendered. The provisions of this paragraph shall survive the termination of this Guaranty and any satisfaction and discharge of the Borrowers by virtue of any payment, court order, or any law.
     SECTION 11.04. Waiver. WII hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and waives presentment, demand for payment, notice of intent to accelerate, notice of dishonor or nonpayment and any requirement that the Administrative Agent, the Issuing Bank or any Lender institute suit, collection proceedings or take any other action to collect any of the Guaranteed Obligations, including any requirement that the Administrative Agent, the Issuing Bank or any Lender protect, secure, perfect or insure any Lien against any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral (it being the intention of the Administrative Agent, the Issuing Bank, the Lenders, and WII that this Guaranty is to be a guaranty of payment and not of collection). It shall not be necessary for the Administrative Agent, the Issuing Bank or any Lender, in order to enforce any payment by WII hereunder, to institute suit or exhaust its rights and remedies against WII, any Borrower or any other Person, including others liable to pay the Guaranteed Obligations, or to enforce its rights against any security ever given to secure payment thereof. WII hereby expressly waives to the maximum extent permitted by applicable law each and every right to which it may be entitled by virtue of the suretyship laws of the State of Texas or any other state in which it may be located, including any and all rights it may have pursuant to Rule 31, Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code. WII hereby waives marshaling of assets and liabilities, notice by the Administrative Agent, the Issuing Bank or any Lender of any indebtedness or liability to which such Person applies or may apply any amounts received by it, and of the creation, advancement, increase, existence, extension, renewal, rearrangement or modification of the Guaranteed Obligations. WII expressly waives, to the extent permitted by applicable law, the benefit of any and all laws providing for exemption of property from execution or for valuation and appraisal upon foreclosure.
     SECTION 11.05. Agreement to Defer Exercise of Subrogation. Notwithstanding any payment or payments made by WII hereunder, or any setoff or application by the Administrative Agent or any Lender of any security or of any credits or claims, WII will not assert or exercise any rights of the Administrative Agent or any Lender or of itself against any Borrower to recover the amount of any payment made hereunder by WII to the Administrative Agent or any Lender by way of any claim, remedy or subrogation, reimbursement, exoneration, contribution, indemnity, participation or otherwise arising by contract, by statute, under common law or otherwise, and WII shall not have any right to exercise any right of recourse to or any claim against assets or property of any Borrower for such amounts, in each case unless and until the

Obligations of such Borrower guaranteed hereby have been fully and finally satisfied. Until such time (but not thereafter), WII hereby agrees not to exercise any claim, right or remedy which it may now have or hereafter acquire against any Borrower that arises under this Agreement or any other Loan Document or from the performance by WII of the Guaranty hereunder including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification or participation in any claim, right or remedy of the Administrative Agent or any Lender against any Borrower or WII, or any security that the Administrative Agent or any Lender now has or hereafter acquires pursuant hereto securing the Obligations of the Borrowers under this Agreement, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. If any amount shall be paid to WII by any Borrower after payment in full of the Obligations, and the Obligations shall thereafter be reinstated in whole or in part and the Administrative Agent or any Lender forced to repay any sums received by any of them in payment of the Obligations, this Guaranty shall be automatically reinstated and such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured. The provisions of this paragraph shall survive the termination of this Guaranty, and any satisfaction and discharge of any Borrower by virtue of any payment, court order or any federal or state law.
     SECTION 11.06. Full Force and Effect. This Guaranty is a continuing guaranty and, subject to Section 11.07, shall remain in full force and effect until all of the Guaranteed Obligations under this Agreement and the other Loan Documents to which any Borrower is a party and all other amounts payable under this Guaranty have been paid in full (after the termination of the Commitments). All rights, remedies and powers provided in this Guaranty may be exercised, and all waivers contained in this Guaranty may be enforced, only to the extent that the exercise or enforcement thereof does not violate any provisions of applicable law which may not be waived.
     SECTION 11.07. Guaranty Fall-Away Notwithstanding anything contained herein to the contrary, if at any time WII has no outstanding Specified Debt, exclusive of (a) the Guaranty, (b) any guarantee that, by its terms, will be automatically released and discharged simultaneously with the release and discharge of the Guaranty and (c) Specified Debt owed to WIL or any of WIL’s other Subsidiaries, the Guaranty will terminate; provided that the Guaranty will be automatically reinstated if WII incurs or guarantees any Specified Debt other than Specified Debt owed to WIL or any of WIL’s other Subsidiaries. The Administrative Agent shall notify the Lenders of any termination of the Guaranty or automatic reinstatement of the Guaranty pursuant to this Section 11.07.
ARTICLE XII
MISCELLANEOUS
     SECTION 12.01. Waiver; Amendments; Joinder; Removal of Certain Borrowers.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligors and the Required Lenders or by the Obligors and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or increase the maximum duration of Interest Periods hereunder, or postpone or reduce the amount of any prepayments or deposits required pursuant to Section 2.07(c) or postpone or reduce the amount of any repayment or prepayment of the Loans or the replacement or cash collateralization of outstanding Letters of Credit required pursuant to Section 2.07(d) , without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) except as provided in Section 12.01(d), release any Borrower from its joint and several liability for the Obligations, without the written consent of each Lender, or (vii) release any Person from its liability under a guaranty, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Subject to the foregoing, the waiver, amendment or modification of any provision of Article VI, VII or VIII or Section 9.01 may be effected with the consent of the Required Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the first proviso to the first sentence of this Section 12.01(b).
          (c) From time to time, WIL may cause one or more additional Subsidiaries to become Borrowers hereunder by delivering, or causing to be delivered, to the Administrative Agent in respect of each applicable Subsidiary, the following, each in form and substance satisfactory to the Administrative Agent: (i) a Joinder Agreement in the form of Exhibit G attached hereto, executed and delivered by such Subsidiary (the date of each such Joinder Agreement being referred to herein as a “Joinder Date”, which date shall be at least ten days after WIL provides notice to the Administrative Agent and each Lender of its intention to cause such Subsidiary to become a Borrower hereunder), (ii) each of the documents or other closing deliverables specified in Section 5.01 that would have been required to be delivered by or on behalf of such Subsidiary had such Subsidiary been a Borrower on the Effective Date, each such deliverable to be dated as of the applicable Joinder Date unless otherwise agreed by the Administrative Agent, (iii) replacement Notes dated as of the applicable Joinder Date payable to each Lender for which an existing Note is outstanding on such Joinder Date and (iv) such other approvals, opinions or documents as the Administrative Agent may request; provided that no Subsidiary may become a Borrower hereunder pursuant to this paragraph (c) if (y) a Default or Event of Default shall have occurred and be continuing on the applicable Joinder Date, or shall result from the joinder of such Subsidiary as a Borrower on such Joinder Date or (z) if WIL shall designate an additional Subsidiary as a Borrower hereunder that is not organized under the laws of any jurisdiction of the United States, and any Lender notifies the Administrative Agent that such Subsidiary is organized in a jurisdiction in which it and its Affiliates cannot legally lend or do business. Without limiting the foregoing, if the designation of any additional Subsidiary as a Borrower hereunder obligates the Administrative Agent or any Lender to comply with “know your customer” or similar regulatory requirements and the information necessary for such compliance is not already available to the Administrative Agent or such Lender, as applicable, WIL shall, promptly upon the request of the Administrative Agent or such Lender, as applicable, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or such Lender, as applicable, in order for it to comply with all “know your customer” and/or similar identification procedures required under all applicable laws and regulations. If WIL shall designate an additional Subsidiary as a Borrower hereunder that is not organized under the laws of any jurisdiction of the United States, any Lender may, with notice to the Administrative Agent and WIL, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Borrower (and such Lender shall, to the extent of Loans made to and participations in Letters of Credit issued for the account of such Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such Affiliate in compliance with the provisions of Section 12.05).
          (d) From time to time, WIL may cause any Borrower (other than WIL) to cease to be a Borrower hereunder by (i) delivering to the Administrative Agent a notice to such effect, specifying the identity of the applicable Borrower and the proposed date on which such Borrower shall no longer be a Borrower hereunder, which date shall be no earlier than three Business Days after delivery of such notice (each such date being referred to herein as a “Borrower Removal Date”) and (ii) delivering, or causing to be delivered, to the Administrative Agent replacement Notes dated as of the applicable Borrower Removal Date payable to each Lender for which an existing Note is outstanding on such Borrower Removal Date, executed by WIL and each other Borrower that shall not cease to be a Borrower on such Borrower Removal Date, in form and substance satisfactory to the Administrative Agent; provided that no Borrower may cease to be a Borrower hereunder pursuant to this Section 12.01(d) if a Default or Event of Default shall have occurred and be continuing on the applicable Borrower Removal Date, or shall result from such Borrower ceasing to be a Borrower hereunder on such Borrower Removal Date. Upon satisfaction of the conditions set forth in the preceding sentence, on the applicable

Borrower Removal Date, the applicable Borrower shall no longer be a “Borrower” or an “Obligor” hereunder or under any other Loan Document. Notwithstanding anything to the contrary contained herein, in the event that any Borrower shall cease to be a Borrower hereunder in accordance with this Section 12.01(d), the other Obligors shall remain jointly and severally liable with respect to each Loan made to such Borrower and each Letter of Credit issued for the account of such Borrower outstanding on the applicable Borrower Removal Date.
     SECTION 12.02. Notices.
          (a) All notices and other communications provided for herein, including any modifications of, or waivers or consents under, this Agreement (collectively, “Communications”) shall be given or made on a Business Day by telecopy (confirmed by mail) or other writing and telecopied or mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof (or provided for in an Assignment and Assumption); or, as to any party hereto, at such other address as shall be designated by such party in a notice (given in accordance with this Section 12.02) (i) as to any Obligor, to the Administrative Agent, (ii) as to the Administrative Agent, to any Obligor, and to each Lender, and (iii) as to any Lender, to any Borrower and to the Administrative Agent. Except as otherwise provided in this Agreement, all such Communications shall be deemed to have been duly given (1) when transmitted by telecopier, confirmation received, (2) when personally delivered, (3) one Business Day after deposit with an overnight mail or delivery service, postage prepaid or (4) five Business Days after deposit in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, in each case given or addressed as aforesaid. Notwithstanding the foregoing, Communications to the Administrative Agent pursuant to Article II, Article III, Article IV, Article X, Article XI or Article XII shall not be effective until received by the Administrative Agent.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Obligor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     SECTION 12.03. Expenses, Etc. The Borrowers, jointly and severally, shall pay (a) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Loan Document or any other document referred to herein or therein, and (d) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank and/or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank and/or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     SECTION 12.04. Indemnity.
          (a) The Borrowers, jointly and severally, shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Affiliate thereof, and their respective directors, officers, employees and agents (each such Person being called an “Indemnitee”) from, and hold each Indemnitee harmless against, any and all losses, liabilities, claims or damages (including reasonable legal fees and expenses) to which any Indemnitee may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any claim, investigation, litigation or proceeding (including any threatened claim, investigation, litigation or proceeding) relating to this Agreement, any Loan, any Letter of Credit or any other Loan Document (whether or not such Indemnitee is a party thereto) or (ii) any actual or proposed use by either Borrower or any of its Subsidiaries of the proceeds of any extension of credit by any Lender or the Issuing Bank hereunder, and the Borrowers, jointly and severally, shall reimburse each Indemnitee upon demand for any expenses (including reasonable legal fees) incurred in connection with any such claim, investigation, litigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, willful misconduct or unlawful conduct of such Indemnitee. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE HEREUNDER SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT ORDINARY NEGLIGENCE OF SUCH INDEMNITEE. WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER OBLIGATIONS OF THE BORROWERS HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS TO WHICH THE BORROWERS ARE A PARTY, THE OBLIGATIONS OF THE BORROWERS UNDER THIS SECTION 12.04 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE PAYMENT OF THE OTHER OBLIGATIONS OR THE ASSIGNMENT OF THE NOTES.
          (b) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under Section 12.03 or paragraph (a) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

          (c) To the extent permitted by applicable law, no Obligor shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.
     SECTION 12.05. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in subparagraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) WIL, provided that no consent of WIL shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and
          (C) the Issuing Bank.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Type, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of WIL and the Administrative Agent otherwise consent, provided that no such consent of WIL shall be required if an Event of Default under Section 9.01(a), 9.01(f) or 9.01(g) has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
          (E) except in connection with assignments made while an Event of Default has occurred and is continuing, all prospective assignees of a Lender shall be required, as a condition to the effectiveness of such assignment, to execute and deliver the forms required under Section 4.02(e) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered;
          (F) no assignment shall be made to any Lender if after giving effect to such assignment, such Lender’s Commitment Percentage would exceed 30%; and
          (G) in the case of any assignee subject to the prior written consent of WIL under Section 12.05(b)(i), no assignment shall be made to any such assignee unless such assignee provides a written representation to WIL that such assignee is not subject under then current law to any withholding tax on amounts payable to such assignee under this Agreement.
     For purposes of this Section 12.05, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to subparagraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 4.02, 12.03 and 12.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing by each Borrower to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumed correct, in the absence of manifest error, and the Obligors, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.03, 3.01(d) or (e), 4.01(d) or 12.04(b), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of any Obligor, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.01(b) that affects such Participant. Subject to subparagraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 4.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.02 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(b), and to deliver the forms required by Section 4.02(e), as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 4.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with WIL’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.02 unless WIL is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.02(d) and Section 4.02(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 12.06. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body having or claiming jurisdiction over such Person, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Obligors and their respective obligations, (g) with the consent of the applicable Obligors or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than an Obligor. For the purposes of this Section, “Information” means all information received from any Obligor relating to such Obligor or any other Obligor or their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the applicable Obligor; provided that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Issuing Bank and the Lenders shall endeavor to notify WIL as promptly as possible of any Information that it is required to disclose pursuant to any subpoena or similar legal process so long as it is not legally prohibited from providing such notice.
     SECTION 12.07. Survival. All covenants, agreements, representations and warranties made by the Obligors herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12, 4.02, 12.03 and 12.04 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 12.08. Governing Law. This Agreement, all Notes, the other Loan Documents and all other documents executed in connection herewith and therewith and the rights and obligations of the parties hereto and thereto, shall be construed in accordance with and governed by the law of the State of New York.
     SECTION 12.09. Independence of Covenants. All covenants contained in this Agreement and in the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     SECTION 12.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Notes, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 12.11. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 12.12. Conflicts Between This Agreement and the Other Loan Documents. In the event of any conflict between, or inconsistency with, the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.
     SECTION 12.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 12.14. Limitation of Interest. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 12.15. Submission to Jurisdiction; Consent to Service of Process.
          (a) Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.
          (b) Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.02. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.
     SECTION 12.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 12.17. Judgment Currency. The obligation of each Obligor to make payments on any Obligation to the Lenders, to the Issuing Bank or to the Administrative Agent hereunder in any currency (the “first currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “second currency”) except to the extent to which such tender or recovery shall result in the effective receipt by the applicable Lender, Issuing Bank or the Administrative Agent of the full amount of the first currency payable, and accordingly the primary obligation of each Obligor shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the second currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the full currency payable and shall not be affected by a judgment being obtained for any other sum due hereunder.

     SECTION 12.18. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Obligors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.
     SECTION 12.19. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers. The Borrowers agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrowers, their stockholders or their affiliates. The Obligors acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrowers, their management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrowers with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrowers on other matters) or any other obligation to the Borrowers except the obligations expressly set forth in the Loan Documents and (iv) each of the Borrowers has consulted their own legal and financial advisors to the extent it deemed appropriate. Each of the Borrowers further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Borrowers agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.
[Remainder of this page blank; signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WIL:

WEATHERFORD INTERNATIONAL LTD.

By: Name:	/s/ ANDREW P. BECNEL Andrew P. Becnel
Title:	Sr. Vice President and Chief Financial Officer

Notice Information:

c/o Weatherford International, Inc.
515 Post Oak Blvd.
Houston, Texas 77027
Attention: General Counsel
Telephone: (713) 693-4000
Telecopy: (713) 693-4484

WII:

WEATHERFORD INTERNATIONAL, INC.

By: Name:	/s/ ANDREW P. BECNEL Andrew P. Becnel
Title:	Sr. Vice President and Chief Financial Officer

Notice Information:

515 Post Oak Blvd.
Houston, Texas 77027
Attention: General Counsel
Telephone: (713) 693-4000
Telecopy: (713) 693-4484
Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By: Name:	/s/ RICHARD L. TAVROW Richard L. Tavrow
Title:	Director, Banking Products Services, US

By: Name:	/s/ DAVID B. JULIE David B. Julie
Title:	Assoc. Director, Banking Products Services US

Notice Information:

677 Washington Blvd.
Stamford, CT 06901
Telephone: 203-719-3241
Telecopy: 203-719-4176
Email: DL-UBSAgency@ubs.com
Attn: Christopher Gomes

with a copy to:

677 Washington Blvd.
Stamford, CT 06901
Telephone: 203-719-3241
Telecopy: 203-719-4176
Email: DL-UBSAgency@ubs.com
Attn: Houssem Daly
Signature Page to Credit Agreement

LENDERS:

UBS LOAN FINANCE LLC

By: Name:	/s/ RICHARD L. TAVROW Richard L. Tavrow
Title:	Director, Banking Products Services, US

By: Name:	/s/ DAVID B. JULIE David B. Julie
Title:	Assoc. Director, Banking Products Services US

Notice Information:

677 Washington Blvd.
Stamford, CT 06901
Telephone: 203-719-3241
Telecopy: 203-719-4176
Email: DL-UBSParticipant@ubs.com
Attn: Marie Haddad
Signature Page to Credit Agreement

BANK OF AMERICA, N.A.

By: Name:	/s/ SHELLEY A. MCGREGOR Shelley McGregor
Title:	Senior Vice President

Notice Information:

901 Main Street
Dallas, TX 75202
Telephone: (214) 209-2031
Telecopy: (214) 290-9485
Attention: Melissa Lopez
Signature Page to Credit Agreement

WILLIAM STREET LLC

By: Name:	/s/ MARK WALTON Mark Walton
Title:	Authorized Signatory
Signature Page to Credit Agreement

BARCLAYS BANK PLC

By: Name:	/s/ NICHOLAS A. BELL Nicholas A. Bell
Title:	Director
Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH

By: Name:	/s/ MARCUS TARKINGTON Marcus Tarkington
Title:	Director

By: Name:	/s/ RAINER MEIER Rainer Meier
Title:	Vice President

Notice Information:

Shirley Burrow
Deutsche Bank Securities Inc.
700 Louisiana Street
Houston, TX 77002
Telephone: (832) 239-4630
Telecopy: (832) 239-4693

With a copy to:

Scott Linthicum
Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: (212)250-3981
Telecopy: (212)797-0070
Signature Page to Credit Agreement

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee], (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Weatherford International Ltd.

4.	Administrative Agent:	UBS AG, Stamford Branch, as the administrative agent
under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The Credit Agreement dated as of October 20, 2008 among Weatherford International Ltd., the other Borrowers from time to time thereunder, Weatherford International, Inc., as Guarantor, the Lenders parties thereto and UBS AG, Stamford Branch, as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of
Commitments/Revolving	Amount of	Percentage Assigned of
Credit Exposure for	Commitment/Revolving	Commitment/Revolving
All Lenders	Credit Exposure Assigned	Credit Exposure[2]
$	$	%
$	$	%
$	$	%

7.	Effective Date:	, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:

Name:

Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Revolving Credit Exposure of all Lenders thereunder.

[Consented to and]1 Accepted:
UBS AG, STAMFORD BRANCH,
      as Administrative Agent
By:
Name:
Title:
By:
Name:
Title:
Consented to:
UBS AG, STAMFORD BRANCH,
      as Issuing Bank
By:
Name:
Title:
By:
Name:
Title:
[Consented to:]2
WEATHERFORD INTERNATIONAL LTD.,
      as Borrower
By:
Name:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[2]	To be added only if the consent of WIL is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Obligor, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Obligor, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, [and] (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee [and (vi) it is not subject under current law to any withholding tax on amounts payable to it under the Credit Agreement]3; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[3]	Only required if the consent of WIL is required by the terms of the Credit Agreement.

     [It is expressly understood and agreed by all parties hereto that WIL is a third party beneficiary of the representation of the Assignee contained in clause (a)(vi) of Section 1.2 above.]4
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[4]	Only required if the consent of WIL is required by the terms of the Credit Agreement.

EXHIBIT B
FORM OF BORROWING REQUEST
                    , 20__
UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention of: Christopher Gomes
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated as of October 20, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Weatherford International Ltd., Weatherford International, Inc., UBS AG, Stamford Branch, as Administrative Agent, and the lenders party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings specified therefor in the Credit Agreement.
     [                    ]1 hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Principal amount of Borrowing :

(B)	Date of Borrowing (which is a Business Day):

(C)	Type of Borrowing:	[ABR] [Eurodollar]

(D)	Interest Period and the last day thereof[2]:

(E)	Funds are requested to be disbursed to the following account of the Borrower[3]:

Bank name:

ABA Routing No.:

Bank address:

Account No.:

Account Name:

[1]	Insert name of Borrower requesting the Borrowing.

[2]	For Eurodollar Borrowings only. Shall be subject to the definition of “Interest Period” in the Credit Agreement.

[3]	Which shall comply with the requirements of Section 2.03 of the Credit Agreement.

B-1

      Attn/Reference :
     IN WITNESS WHEREOF, the undersigned has executed this Borrowing Request this ___day of                     , 20___.
Very truly yours,
[NAME OF REQUESTING BORROWER]
By:
Name:
Title:

B-2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST
                    , 20__
UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention of: Christopher Gomes
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated as of October 20, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Weatherford International Ltd., Weatherford International, Inc., UBS AG, Stamford Branch, as Administrative Agent, and the lenders party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings specified therefor in the Credit Agreement.
     [                    ]1 hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it elects to [continue the Borrowing listed below, or a portion thereof as described below] [convert the Borrowing listed below, or a portion thereof as described below, to a different Type], and in that connection sets forth below the terms on which such [conversion] [continuation] is to be made.

(A)	The amount of the Borrowing to which
this Interest Election Request applies[2]:

(B)	The effective date of the election
(which is a Business Day):

(C)	Type of Borrowing following
	[conversion] [continuation]:	[ABR] [Eurodollar]

(D)	Interest Period and the last day thereof[3]:

[1]	Insert name of Borrower requesting the conversion or continuation.

[2]	If different options are being elected with respect to different portions of such Borrowing, specify the portions thereof to be allocated to each resulting Borrowing and specify the information requested in clauses (B), (C) and (D) for each resulting Borrowing.

[3]	For Eurodollar Borrowings only. Shall be subject to the definition of “Interest Period” in the Credit Agreement.

C-1

     IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request this ___day of                     , 20___.
Very truly yours,
[NAME OF REQUESTING BORROWER]
By:
Name:
Title:

C-2

EXHIBIT D
FORM OF
PROMISSORY NOTE
                    , 200__
     WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company (the “Borrower”), for value received, promises and agrees to pay to                                          (the “Lender”), or order, at the principal office of UBS AG, Stamford Branch, as Administrative Agent, at 677 Washington Boulevard, Stamford, Connecticut 06901, the principal sum of such Lender’s Commitment, or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans owed to the Lender under the Credit Agreement, as hereafter defined, in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Loans, at such office, in like funds, for the period commencing on the date of each such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement. All payments of principal and interest hereunder in respect of each Loan shall be made in immediately available funds in the Currency in which principal and interest on such Loan are payable as provided in the Credit Agreement.
     This note evidences the Loans owed to the Lender under that certain Credit Agreement dated as of October 20, 2008, by and among the Borrower, Weatherford International, Inc. (“WII”), as Guarantor, UBS AG, Stamford Branch, as Administrative Agent and the other financial institutions parties thereto (including the Lender) (such Credit Agreement, together with all amendments or supplements thereto and restatements or modifications thereof, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
     The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the applicable Borrower and Type of each Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Loan received by the Lender and the Interest Periods and interest rates applicable to each Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Loans.
     This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.
     Except only for any notices which are specifically required by the Credit Agreement, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This note is issued pursuant to and is entitled to the benefits, including, without limitation, the Guaranty of WII contained in Article XI of the Credit Agreement.
     This note shall be construed in accordance with and be governed by the law of the State of New York and the United States of America from time to time in effect.

IN WITNESS WHEREOF:

The COMMON SEAL of	)
WEATHERFORD INTERNATIONAL LTD.	)
was hereunto affixed	)
in the presence of:	)
By:
Name:
Title:

SCHEDULE A
TO
PROMISSORY NOTE
This note evidences the Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Loan, subject to the payments of principal set forth below:
SCHEDULE
OF
LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Amount
of
				Principal	Principal			Notation
		Interest		Amount of	Paid or	Interest	Balance of	Made
Borrower	Date	Period	Rate	Loan	Prepaid	Paid	Loans	by

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE
     The undersigned hereby certifies that such officer is the                                         of Weatherford International Ltd. (“WIL”), and that such officer is authorized to execute this certificate on behalf of such Borrower pursuant to the Credit Agreement (the “Credit Agreement”) dated as of October 20, 2008 (as further restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), among WIL (together with any other Persons from time to time becoming Borrowers thereunder pursuant to Section 12.01(c) thereof, collectively, the “Borrowers”), Weatherford International, Inc. (“WII” and, together with the Borrowers, collectively the “Obligors”), the Lenders and UBS AG, Stamford Branch, as Administrative Agent; and that a review of the Obligors have been made under such officer’s supervision with a view to determining whether the Obligors have fulfilled all of their respective obligations under the Credit Agreement, the Notes and the other Loan Documents; and on behalf of WIL further certifies, represents and warrants that to the knowledge of such officer, after due inquiry (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):
     No Default or Event of Default has occurred and is continuing. In this regard, the compliance with the provisions of Sections 8.04 and 8.06 of the Credit Agreement (or if any Default or Event of Default does exist, attached is a description of such event) is as follows:
     (a) Section 8.04(b) — Indebtedness of Subsidiaries (other than Subsidiaries that are Obligors)

Actual	Required
$	$	[1]
     (b) Section 8.06 — Consolidated Indebtedness to Total Capitalization

Actual	Required
%	60%
Attached are calculations demonstrating such compliance.

[1]	Not more than 20% of WIL’s Net Worth.

F-1

          DATED as of                                         .
[SIGNATURE OF AUTHORIZED OFFICER OF WIL]

F-2

EXHIBIT G
FORM OF JOINDER AGREEMENT
     This JOINDER AGREEMENT (this “Agreement”) is dated as of                     , 20___by [Applicable Subsidiary], a                      (the “Additional Borrower”), in connection with the Credit Agreement dated as of October 20, 2008, by and among Weatherford International Ltd. (“WIL”), the other Borrowers from time to time thereunder, Weatherford International, Inc., as Guarantor, UBS AG, Stamford Branch, as Administrative Agent, and the other financial institutions from time to time parties thereto (such Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings specified therefor in the Credit Agreement.
RECITALS
     A. The Credit Agreement provides that WIL may cause the Additional Borrower to become a Borrower thereunder by, among other things, causing the Additional Borrower to deliver to the Administrative Agent this Agreement.
     B. The Additional Borrower desires to become a Borrower under the Credit Agreement.
     NOW THEREFORE, the Additional Borrower hereby agrees as follows:
     The Additional Borrower agrees to be bound by all of the provisions of the Credit Agreement and the other Loan Documents applicable to a “Borrower” thereunder and agrees that it shall, on and as of the date this Agreement is accepted by the Administrative Agent and the other conditions specified in Section 12.01(c) of the Credit Agreement are satisfied, become a party to the Credit Agreement and a “Borrower” for all purposes thereunder to the same extent as if originally a party thereto.
     This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered by a duly authorized officer on the date first above written.

G-1

[NAME OF ADDITIONAL BORROWER]
By:
Name:
Title:
Address for notices:

Accepted as of the date first above written:
UBS AG, Stamford Branch,
as Administrative Agent
By:
Name:
Title:
By:
Name:
Title:

G-2

SCHEDULE 1.01A
LENDERS
UBS LOAN FINANCE LLC
BARCLAYS BANK PLC
BANK OF AMERICA, N.A.
WILLIAM STREET LLC
DEUTSCHE BANK AG NEW YORK BRANCH

S-1

SCHEDULE 2.01
COMMITMENTS

Bank	Allocation
UBS Loan Finance LLC	$133,300,000

Barclays Bank PLC	$100,000,000

Bank of America, N.A.	$100,000,000

William Street LLC	$66,700,000

Deutsche Bank AG New York Branch	$100,000.00

TOTAL	$500,000,000

S-2